EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

VIRTU FINANCIAL, INC.

IMPALA MERGER SUB, INC.

and

INVESTMENT TECHNOLOGY GROUP, INC.

Dated as of November 6, 2018

TABLE OF CONTENTS

i

ii

ANNEX A          Post-Closing Reorganization
iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of November 6, 2018 (this “Agreement”), is by and among Virtu Financial, Inc., a Delaware corporation (“Parent”), Impala Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Acquirer Parties”), and Investment Technology Group, Inc., a Delaware corporation (the “Company” and together with Parent and Merger Sub, the “Parties” and each, a “Party”).
W I T N E S S E T H:
WHEREAS, the Board of Directors of the Company (the “Company Board”), the Board of Directors of Parent (or a committee thereof) and the Board of Directors of Merger Sub have each unanimously (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger (as defined herein), on the terms and subject to the conditions of this Agreement, and (ii) determined that the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement are fair to, advisable to and in the best interests of the Company and the Acquirer Parties, respectively, and their respective equityholders;
WHEREAS, the Company Board has unanimously resolved to recommend that the holders of shares of Company Common Stock (as defined herein) adopt this Agreement in accordance with Section 251 of the DGCL;
WHEREAS, Impala Borrower LLC, a wholly-owned subsidiary of Parent and the sole stockholder of Merger Sub, as of the date hereof, shall, immediately after the execution and delivery of this Agreement, deliver a written consent approving this Agreement and the transactions contemplated by this Agreement, including the Merger; and
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, in each case as set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1          Definitions.  As used in this Agreement the following terms have the meanings indicated:
“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person contemplating making a Company Takeover Proposal that
2

contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.
“Acquirer Disclosure Letter” means the disclosure letter of the Acquirer Parties, dated as of the date of this Agreement, and delivered by Parent to the Company concurrently with the execution of this Agreement.
“Acquirer SEC Documents” means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC as required by the SEC to be filed by the Acquirer Parties since January 1, 2016, together with any documents filed during such period by the Acquirer Parties to the SEC on a voluntary basis on Current Reports on Form 8‑K.
“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.
“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.
“Anti-Bribery Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977; (ii) the UK Bribery Act of 2010; and (iii) all other applicable anti-bribery and anti-corruption Laws.
“Antitrust Laws” means the HSR Act and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Applicable Law” means, as to any Person, any Law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court, any other Governmental Authority, stock exchange or SRO, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.
“Asset” means any asset, property, right, Contract and claim, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.
“Board of Directors” means the Board of Directors of Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law or executive order to close.
“Capitalization Date” means 5:00 p.m., Eastern time, on November 5, 2018.

“Claim” means any action, claim, suit, litigation, dispute, complaint, proceeding (including arbitral or other administrative), audit or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or arbitrator.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Business” means the business of the Company and its Subsidiaries, as conducted as of the date hereof.
“Company Capital Stock” means, collectively, Company Common Stock and Company Preferred Stock.
“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company Credit Agreement” means the Credit Agreement, dated as of January 26, 2018, among ITG Inc., as borrower, the Company, as guarantor, the several banks and other financial institutions or entities from time to time party thereto, as lenders, Bank of America, N.A. and Bank of Montreal, as syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent, including any such agreement that amends, restates, extends or replaces such agreement or provides for the refinancing of the loans extended thereunder.
“Company Disclosure Letter” means the disclosure letter of the Company, dated as of the date of this Agreement, and delivered by the Company to Parent concurrently with the execution of this Agreement.
“Company ESPP” means, the Investment Technology Group, Inc. Amended and Restated Employee Stock Purchase Plan.
“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (1) has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect for purposes of this clause (1): (a) changes in global, national or regional economic or political (including results of elections) conditions (including any outbreak or escalation of hostilities or war or any act of terrorism) or changes in the securities, credit or financial markets in general, (b) changes after the date hereof adversely and generally affecting the industry in which the Company and its Subsidiaries operates, (c) any failure, in and of itself, by the Company and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect, except to the extent otherwise excluded hereunder), (d) changes after the date hereof in Laws, statutes, rules or regulations of governmental entities, or interpretations thereof by Governmental Authorities, applicable to the Company and its Subsidiaries or any of their respective properties or Assets, or in U.S. GAAP or applicable accounting regulations or principles (including applicable regulatory accounting requirements), (e) changes resulting from the public announcement of the transactions contemplated by this Agreement or the identity of Parent or any of its Affiliates as the acquiring party, (f) any action or omission taken pursuant to the express terms of this Agreement, with the express prior written consent of Parent or Merger Sub or any action taken by Parent or Merger Sub after disclosure to Parent and Merger Sub by the Company of all material and relevant facts and information to the Knowledge of the Company or (g) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods or other natural disasters); provided, further, that the foregoing clauses (a), (b) or (d) will be taken into account for the purposes of determining whether a Company Material Adverse Effect has occurred if and to the extent such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other for‑profit participants in the industry in which the Company and its Subsidiaries conduct their businesses after taking into account the collective size of the Company and its Subsidiaries relative to such other for‑profit participants, or (2) would prevent or would reasonably be expected to prevent the Company from consummating the transactions contemplated by this Agreement prior to the Outside Date.
“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.
“Company Stock Plan” means the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan and each sub-plan maintained thereunder, including, the Variable Compensation Stock Unit Award Program Subplan, the Amended and Restated Directors’ Retainer Fee Subplan and the Amended and Restated Directors’ Equity Subplan.
“Compliant” means, (i) with respect to the Required Information, that the Required Information (other than projections, other forward-looking information and information of a general economic nature, which shall be prepared in good faith based upon assumptions that the Company believes to be reasonable at the time made and are, and continue to be, reasonable at the Closing), when taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, when taken as a whole, not materially misleading under the circumstances, and (ii) with respect to the financial statements referred to in clause (a) of the definition of Required Information, that (a) the Company’s independent accountants shall not have withdrawn or qualified their audit opinions with respect to any year-end audited financial statements set forth in such Required Information (in which case such Required Information shall cease to be Compliant, at the earliest, unless and until, a new unqualified audit opinion is issued with respect to the such financial statements for the applicable periods by the applicable independent public accounting firm or another independent public accounting firm reasonably acceptable to Parent) and (b) the Company or any of its Subsidiaries shall not have publicly announced any intention to, or determined that it must, restate any historical financial statements or other financial information included in such Required Information or that any such restatement is under consideration, in which case such Required Information shall cease to be Compliant, at the earliest, unless and until such restatement has been completed and such Required Information has been amended and updated or the Company has determined that no restatement shall be required.

“Contract” means any agreement, contract, obligation, promise or undertaking, whether written or oral, but excluding any Plan.
“Contractual Obligation” means, as to any Person, any provision of any security issued by or to such Person or of any agreement, undertaking, Contract, indenture, mortgage, real property lease, real property sublease, real property license, deed of trust or other instrument to which such Person is a Party or by which it or any of its property is bound.
“Copyrights” means any foreign or U.S. copyright registrations and applications for registration thereof, and any non‑registered copyrights.
“Debt Financing Parties” shall mean the Debt Financing Sources, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns, in their capacities as such; provided that neither Parent nor any Affiliate of Parent shall be a Financing Party.
“Debt Financing Sources” shall mean the agents, arrangers, lenders and other entities who are not Affiliates of Parent that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto entered into in connection therewith.
“DGCL” means the Delaware General Corporation Law.
“Environmental Laws” means all Laws relating to pollution, protection of the environment or exposure to a hazardous or harmful substance.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.
“Exchange Act” means the U.S. Securities Exchange Act of 1934.
“Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the volume-weighted average price per-share of Parent Common Stock on the NASDAQ Global Market for the last ten (10) full trading days immediately preceding the date on which the Effective Time occurs.
“FINRA” means the Financial Industry Regulatory Authority.
“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including FINRA, the SEC, the Financial Conduct Authority and the U.S. Commodity Futures Trading

Commission, all applicable stock exchanges and any other SROs having jurisdiction over the Company or Parent, any of their Subsidiaries and any Person controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Government Official” means an employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Authority, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development).
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances or similar credit transactions, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except (i) trade accounts payable, (ii) accrued commercial or trade liabilities arising in the ordinary course of business (including repurchase agreements, fails to receive and pending trades, open derivative contracts and other payables to clearing organizations, brokers, dealers and customers), (iii) accrued compensation and (iv) other accrued liabilities (including taxes, legal reserves, asset retirement obligations and property provisions), (c) all capitalized lease obligations of such Person, (d) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (e) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (f) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (g) all outstanding reimbursement obligations of such Person or any Subsidiary thereof in respect of any amounts actually drawn under any letter of credit and bankers’ acceptance or similar credit transaction; provided, that Indebtedness shall not include Trading Indebtedness.
“Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know‑how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys, memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.
“Intellectual Property” means any of the following, and all rights therein, as they exist anywhere in the world, whether registered or unregistered: Copyrights, Patents, Trademarks, Trade Secrets, Internet Assets, Software and other similar proprietary rights.

“Internet Assets” means any Internet domain names, social media accounts and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.
“IT Assets” means computers, Software, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned, licensed or otherwise used by the Company or its Subsidiaries.
“Knowledge of the Company” means the actual knowledge of any of the individuals set forth on Schedule 1.1(a) of the Company Disclosure Letter following reasonable inquiry.
“Knowledge of Parent” means the actual knowledge of any of Douglas Cifu, Joseph Molluso or Justin Waldie following reasonable inquiry.
“Law” means any federal, state, local, municipal or foreign (including supranational) law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.
“Liabilities” means any and all losses, obligations, claims, charges, debts, demands, actions, causes of action, suits, damages, fines, penalties, offsets and other liabilities, including all Contractual Obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.
“Lien” means, whether arising under any Contract or otherwise, any debts, claims, security interests, liens, encumbrances, easements, covenants, encroachments or other survey defects, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, restrictions, voting trust agreements, leases, options, rights of first offer, proxies, title defects, and charges or other comparable restrictions or limitations of any kind or nature whatsoever.
“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.
“NYSE” means the New York Stock Exchange.
“Owned Software” means Software used in the Company Business that is owned by the Company or any of its Subsidiaries.
“Patents” means any foreign or U.S. patents and patent applications and other patent rights, including any divisions, continuations, continuations‑in‑part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.
“Permitted Lien” means, with respect to such Person, any (i) Lien for Taxes not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with U.S. GAAP, (ii) non-monetary encumbrance or imperfection of title, if any, that does not, individually or in the aggregate, materially detract from the value, marketability or utility of the properties to which it relates and does not materially interfere with the present or proposed use of such properties or otherwise materially impair the operation or occupancy of such properties, (iii) Lien imposed or promulgated by Laws with respect to real property and improvements, including zoning, planning, entitlement and other land use and environmental regulations promulgated by Governmental Authorities, that does not, individually or in the aggregate, materially interfere with the present or proposed use of such properties, (iv) mechanics’, carriers’, workmen’s, repairmen’s and similar statutory or common law Liens incurred in the ordinary course of business for amounts not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with U.S. GAAP, (v) title of a lessor under a capital or operating lease, (vi) pledges or deposits by such Person or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws, social security Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (vii) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business by such Person or any of its Subsidiaries; and (viii) Liens discharged at or prior to the Effective Time.
“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.
“Plan” means any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation or sick pay policy, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise).
“PSU Share Number” means, with respect to each Company PSU Award, the number of restricted stock units that would vest on the Effective Date, calculated based on the greater of (a) the Company’s actual performance level achieved with the respect to the performance goals applicable to such Company PSU Award measured by the Compensation Committee of the Company Board, in consultation with the management of Parent and consistent with Item 2 of Schedule 6.1 of the Company Disclosure Letter, as of the Effective Time (or the latest practicable date prior thereto that the Compensation Committee of the Company Board, in consultation with the Transaction Committee of the Board of Directors of Parent (or its designee), can measure performance), and (b) the target performance level with respect to the performance goals applicable to such Company PSU Award.
“Required Governmental Approvals” means all consents or approvals listed on Schedule 1.1(b) of the Company Disclosure Letter.
“Required Information” means (a) the financial information relating to the Company and its Subsidiaries required by paragraph (vi) of Annex II to the Debt Commitment Letter as in effect as of the date hereof and (b) such other pertinent and customary financial and other information regarding the Company and its Subsidiaries as Parent shall reasonably request in writing in order to market, syndicate and consummate the Debt Financing.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Software” means any computer software programs, source code, object code and documentation, including any computer software programs that incorporate and run any pricing models, formulae or algorithms.
“SRO” shall mean any domestic or foreign securities, broker-dealer, investment adviser and insurance industry self-regulatory organization.
“Subsidiary” of any Person means, as of the relevant date of determination, any other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is owned, directly or indirectly, by such first Person.
“Taxes” means (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, accumulated earnings, personal holding company, net worth, net wealth, indebtedness, surplus, sales, goods and services, harmonized sales, use, ad valorem, value-added, excise, special assessment, alternative or add-on, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, escheat, customs, import or export, and including all license and registration fees; and (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) or this clause (b).
“Tax Return” means any and all returns, reports, claims for refund, disclosures, declarations, elections, notices, forms, designations, filings, and statements (including estimated

Tax returns and reports, withholding Tax returns and reports, and information returns and reports), and amendments thereto, filed or required to be filed in respect of Taxes, including any schedule or attachment thereto or amendment thereof.
“Trade Secrets” means any trade secrets, research records, business methods, rights in Information, processes, procedures, manufacturing formulae, technical know‑how, technology, blue prints, designs, plans, algorithms, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures and improvements thereto.
“Trademarks” means any foreign or U.S. trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto.
“Trading Indebtedness” means, with respect to any Person any margin facility, requirements or other margin-related indebtedness of such Person for borrowed money or any other such indebtedness incurred exclusively to finance the securities, derivatives, commodities or futures trading positions, unsettled trading activity and collateral deposit requirements of clearing organizations and related assets and liabilities of such Person and its Subsidiaries, including collateralized loan, any obligations under any securities lending and/or borrowing facility and any day loans and overnight loans with settlement banks and prime brokers to finance securities, derivatives, commodities or futures trading positions and margin loans, including any unsecured guarantee by such Person or any of its Subsidiaries (excluding a broker dealer Subsidiary guarantee of such indebtedness of a non-broker dealer Subsidiary (other than any of its Subsidiaries that are consolidated with it for regulatory capital purposes)).
“Transaction Documents” means, collectively, this Agreement and the Debt Commitment Letter.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“U.S. GAAP” means U.S. generally accepted accounting principles in effect from time to time.
“Willful Breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or omission by a party that both (a) causes such party to be in breach of such representation, warranty, agreement or covenant and (b) such party knows at the time of such intentional action or omission is or would constitute a breach, or would reasonably be expected to result in a breach, of such representation, warranty, agreement or covenant.
Section 1.2          Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
Acquirer Expenses	9.3(b)

Term	Section
Acquirer Material Adverse Effect	5.1
Acquirer Parties	Preamble
Acquisition Agreement	7.4(a)
Affero GPL	4.15(g)
Agreement	Preamble
Associated Person	4.6(c)
Assumed Shares	3.3(e)
Certificate of Merger	2.3
Certificates	3.4(a)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Adverse Recommendation Change	7.4(c)
Company Board	Recitals
Company Board Recommendation	7.1(d)
Company Employees	7.15(a)
Company Equity Awards	3.3(c)
Company Indemnified Parties	7.7(a)
Company Intellectual Property	4.15(a)
Company Interim Balance Sheet	4.11(b)
Company Lease	4.22(b)
Company Leased Facility	4.22(b)
Company Material Contract	4.9(a)
Company Material Contracts	4.9(a)
Company Material Employment Arrangement	4.9(b)
Company Notice of Recommendation Change	7.4(d)
Company Plan	4.13(a)
Company Privacy Policy	4.16
Company PSU Award	3.3(c)
Company RSU Award	3.3(b)
Company SEC Documents	4.8
Company Securities	4.7(b)
Company Stock Option	3.3(a)
Company Stockholder Approval	4.2
Company Stockholder Meeting	7.1(a)
Company Stockholders	7.1(a)
Company Takeover Proposal	7.4(h)
Company Termination Fee	9.3(b)
Company Year-End Balance Sheet	4.11(b)
Confidentiality Agreement	7.3(b)
Debt Commitment Letter	5.8(a)
Debt Financing	5.8(a)
Dissenting Shares	3.7
Effective Time	2.3
Expenses	10.10

Term	Section
FCA	4.3
FLSA	4.12(c)
GDPR	4.16
GPL	4.15(g)
Injunction	8.1(c)
Intervening Event	7.4(d)
Joint Venture Interests	4.7(d)
Lenders	5.8(a)
Losses	7.7(a)
Maximum Amount	7.7(c)
Merger	2.1
Merger Consideration	3.1(a)
Merger Sub	Preamble
Money Laundering Laws	4.6(m)
Non-Recourse Party	10.11
Non-U.S. Company Plan	4.13(k)
OFAC	4.6(l)
Offering Documents	7.11(c)
Orders	4.2
Outside Date	9.1(b)(i)
Parent	Preamble
Parent Common Stock	3.3(a)
Parties	Preamble
Party	Preamble
Paying Agent	3.4(a)
Permits	4.6(b)
Personal Information	4.16
Proxy Statement	7.1(a)
Recommendation Change Notice Period	7.4(d)
Representatives	7.4(a)
Residual Shares	3.3(e)
Sarbanes-Oxley Act	4.8
Security Programs	4.16
Superior Company Proposal	7.4(h)
Surviving Corporation	2.1
Tax Sharing Agreements	4.11(i)
Uncertificated Shares	3.4(a)
Union	4.12(b)

Section 1.3          Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a)         the word “or” is not exclusive unless the context clearly requires otherwise;
(b)         the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise;
(c)         the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;
(d)         the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
(e)         all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement; and
(f)          references to any statute shall be deemed to refer to such statute as amended from time to time and any rules or regulations promulgated thereunder.
Section 1.4          Absence of Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 1.5          Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections, Articles or Schedules contained herein mean Sections, Articles or Schedules of this Agreement unless otherwise stated.
ARTICLE II

THE MERGER
Section 2.1          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”), and the separate existence of Merger Sub shall cease.  The Company shall continue as the surviving entity in the Merger (the “Surviving Corporation”) and shall continue its existence under the Laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises. The Merger shall have the effects set forth in the DGCL.
Section 2.2          Closing.  The closing of the Merger (the “Closing”) shall take place in the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m., New York City time (x) on the later of (i) the third (3rd) Business Day following the first day on which there is satisfaction or waiver in writing of all of the conditions to the obligations of the parties set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied only at the Closing, but subject to the waiver or fulfillment of those conditions), and (ii) the earlier of (A) February 4, 2019 and (B) a date specified by Parent on not less than two Business Days’ notice to the Company (subject, in the case of this clause (ii), to the satisfaction or waiver in writing of all of the conditions set forth in Article VIII as of such date (other than those conditions that, by their nature, are to be satisfied only at the Closing, but subject to the waiver or fulfillment of those conditions)), or (y) at such other time and date or at such other place as Parent and the Company may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 2.3          Effective Time.  As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII, on the Closing Date, Merger Sub and the Company shall duly execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with, and shall make all other filings or recording and take all such other action required with respect to, the Merger under relevant provisions of the DGCL.  The Merger will become effective when the Certificate of Merger is filed in the office of the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 2.4          Constituent Documents of the Surviving Corporation.
(a)         At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that (a) all references to the name, date of incorporation, registered office and registered agent of Merger Sub therein may be changed to refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company and (b) any references naming the incorporator(s), original board of directors or original subscribers for shares of Merger Sub may be omitted) and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and Applicable Law (but subject to Section 7.7).
(b)         As of the Effective Time, the by-laws of the Company shall be amended and restated to be in the form of the by-laws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, will be the by-laws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and applicable Law (but subject to Section 7.7).
Section 2.5          Directors and Officers.
(a)         The members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be the members of the Board of Directors of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the

Surviving Organizational Documents, until their respective successors are duly appointed, or their earlier death, resignation or removal.
(b)         The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the Surviving Organizational Documents, until their respective successors are duly appointed, or their earlier death, resignation or removal.
ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 3.1          Merger Consideration.
(a)         Except (1) as otherwise provided in Section 3.1(c) or (2) for Dissenting Shares (as hereinafter defined), at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Merger Sub Common Stock or of any Company Capital Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $30.30 in cash, without interest (the “Merger Consideration”).
(b)         Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  At the Effective Time, all certificates representing common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(c)         At the Effective Time, each share of Company Capital Stock held by the Company as treasury stock (other than shares in a Company Plan) or owned by Parent or Merger Sub (other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.
Section 3.2          Cancellation of Company Common Stock.  At the Effective Time, all of the outstanding Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.  Certificates representing such shares of Company Common Stock, if any, prior to the Effective Time shall be deemed for all purposes to represent the Merger Consideration into which such shares of Company Common Stock were converted in the Merger pursuant to Section 3.1.  Holders of Company Common Stock as of immediately prior to the Effective Time will, as of the Effective Time, cease to be, and will have no rights as, stockholders of the Company, other than rights to receive the Merger Consideration provided under this Article III.

Section 3.3          Company Equity Awards.
(a)         Each then-outstanding award of options to purchase Company Common Stock granted under the Company Stock Plan or as an inducement grant (a “Company Stock Option”) shall, in accordance with the Company Stock Plan or any applicable award agreement, be converted at the Effective Time into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option (other than changes necessary to reflect the Merger), the number of shares of Parent Class A common stock, par value $0.00001 per share (“Parent Common Stock”) (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the Exchange Ratio.
(b)         Each then-outstanding award of restricted stock units or deferred stock units (other than any Company PSU Award) with respect to shares of Company Common Stock granted under the Company Stock Plan or as an inducement grant (a “Company RSU Award”) that was granted on or after January 23, 2017 and is not held by a non-employee director, former employee or employee whose employment is being terminated involuntarily without “cause” (as defined in the applicable Company Stock Plan) immediately following the Effective Time shall, in accordance with the Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into a restricted stock unit award, subject to the same terms and conditions as were applicable under such Company RSU Award (other than changes necessary to reflect the Merger), with respect to a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time by the Exchange Ratio (rounded to the nearest whole share).  With respect to all other Company RSU Awards, each such Company RSU Award shall fully vest and be converted at the Effective Time into the right to receive the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time.  Such Merger Consideration and any accrued but unpaid dividend equivalents shall be paid, less withholding for applicable Taxes, as soon as reasonably practicable after the Effective Time and in any event not later than the tenth (10th) Business Day following the Effective Time (or any later date required by Section 409A of the Code).
(c)         Each then-outstanding award of restricted stock units with respect to shares of Company Common Stock granted under the Company Stock Plan or as an inducement grant with performance-based vesting or delivery requirements (a “Company PSU Award” and together with the Company Stock Options and Company RSU Awards, the “Company Equity Awards”) that was granted on or after January 23, 2017 and is not held by a non-employee director, former employee or employee whose employment is being terminated involuntarily without “cause” (as defined in the applicable Company Stock Plan) immediately following the Effective Time shall, in accordance with the Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into a restricted stock unit award, subject to the same terms and conditions as were applicable under such Company PSU Award (other than changes necessary to reflect the Merger and the performance-based vesting schedule, which shall be converted into a service-based vesting schedule in accordance with the applicable award agreement), with respect to a number of shares of Parent Common Stock determined by multiplying the applicable PSU Share Number by the Exchange Ratio (rounded to the nearest whole share).  With respect to all other Company PSU Awards, each such Company PSU Award shall fully vest and be converted at the Effective Time into the right to receive the Merger Consideration in respect of each share of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time (with the total number of shares subject to each Company PSU Award deemed to be equal to the PSU Share Number).  Such Merger Consideration and any accrued but unpaid dividend equivalents shall be paid, less withholding for applicable Taxes, as soon as reasonably practicable after the Effective Time and in any event not later than the tenth (10th) Business Day following the Effective Time (or any later date required by Section 409A of the Code).
(d)         As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt resolutions or take such other actions as may be required to effect the foregoing provisions of this Section 3.3.
(e)         Any shares of Company Common Stock that remain available for issuance pursuant to the Company Stock Plan as of the Effective Time (the “Residual Shares”) shall, in accordance with the Company Stock Plan, be converted at the Effective Time into the number of shares of Parent Common Stock, equal to the product of the number of such Residual Shares and the Exchange Ratio (such shares of Parent Common Stock, the “Assumed Shares”).  At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plan, with the result that Parent may issue the Assumed Shares after the Effective Time pursuant to the exercise of options or other equity awards granted under the Company Stock Plans or any other plan of Parent or any its Affiliates.
(f)          Parent shall take all corporate action necessary to issue a sufficient number of shares of Parent Common Stock with respect to the settlement of Company Equity Awards contemplated by this Section 3.3.  Effective as of the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.
Section 3.4          Surrender and Payment.
(a)         At or promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent (subject to the consent, not to be unreasonably withheld, of the Company) (the “Paying Agent”), for the benefit of the holders of (i) certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”), for exchange in accordance with this Article III, cash in an amount equal to the aggregate amounts payable under Section 3.1(a).  As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, Paying Agent shall mail to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.  Upon proper surrender of a Certificate for exchange and cancellation or transfer of Uncertificated Shares to the Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Company Common Stock formerly represented by any such Certificate and such Certificate so surrendered and the shares of Company Common Stock formerly represented by any such Uncertificated Shares shall forthwith be cancelled.
(b)         Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
(c)         If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.
(d)         At and after the Effective Time, there shall be no further transfers on the stock transfer books of Company Capital Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with, the procedures set forth in this Article III.
(e)         Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.4(a) that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be paid, at the request of Parent, to Parent or as otherwise directed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.4 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of the Acquirer Parties, the Company, the Paying Agent or any other Person shall be liable to any holder or former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
Section 3.5          Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock shall occur, in each case as a result of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar change in capitalization, but excluding for the avoidance of doubt any change that results from (a) any exercise of options outstanding as of the date hereof, or permitted to become outstanding hereafter, to purchase shares of Company Common Stock granted under the Company Stock Plan or (b) any vesting of Company Equity Awards outstanding as of the date hereof, or permitted to become outstanding hereafter, the Merger Consideration shall be appropriately adjusted.
Section 3.6          Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate,  the Merger Consideration to be paid in respect thereof pursuant to this Agreement.
Section 3.7          Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, if required by DGCL (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(c)) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of DGCL (the “Dissenting Shares”) will not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of DGCL and as provided in the previous sentence.  The Company will give Parent (i) prompt notice (and in any event within one (1) Business Day) of any demands received by the Company for appraisals, withdrawals or attempted withdrawals of such demands and any other instruments served pursuant to  DGCL and received by the Company in respect of Dissenting Shares, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle, compromise, offer to settle or compromise, or otherwise negotiate any such demands.
Section 3.8          Withholding.  Merger Sub, Parent, the Surviving Corporation or any of their respective Subsidiaries, the Paying Agent and any of their respective Affiliates shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax Laws.  To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed (i) in the Company Disclosure Letter (with specific reference to the Section or subsection of this Agreement to which the information stated in such Company Disclosure Letter relates; provided, that any item on the Company Disclosure Letter in any one or more sections of the Company Disclosure Letter shall be deemed disclosed with respect to other sections of this Agreement and all other sections or subsections of the Company Disclosure Letter solely to the extent that the relevance of such disclosure is reasonably apparent on its face notwithstanding the absence of a specific cross‑reference) or (ii) in the Company SEC Documents filed prior to the date hereof solely to the extent that the relevance of such disclosure is reasonably apparent on its face (but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward‑looking statements and any other disclosures included in the Company SEC Documents solely to the extent that they are generic, cautionary, predictive or forward‑looking in nature, whether or not appearing in such sections), the Company hereby represents and warrants to Parent as follows:
Section 4.1          Corporate Existence and Power.  Each of the Company and its Subsidiaries (a) is duly organized or formed and validly existing and, except as would not reasonably be expected to have a material impact on the Company and its Subsidiaries and their respective operations, taken as a whole, is in good standing (in jurisdictions where applicable) under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power (corporate, company or limited partnership, as the case may be) and authority to own and operate its property, assets or rights, to lease the property, assets or rights it operates as lessee and to conduct the business in which it is currently engaged, except as would not reasonably be expected to have a material impact on the Company and its Subsidiaries and their respective operations, taken as a whole, and (c) is duly qualified to do business and in good standing (in jurisdictions where applicable) under the Laws of each jurisdiction in which its ownership, lease or operation of property, assets or rights or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect. No jurisdiction, other than those in which such Person is duly qualified, has claimed in writing that the Company or any of its Subsidiaries is required to qualify as a foreign corporation or other entity therein, except with respect to jurisdictions where the failure to be so qualified would not reasonably be expected to have a material impact on the Company and its Subsidiaries and their respective operations, taken as a whole.
Section 4.2          Authorization; No Contravention.  The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement  has been duly authorized and approved by the Company, and no corporate, company, limited partnership, stockholder or other action on the part of the Company is necessary to approve or consummate the Merger other than the receipt of the affirmative vote of a majority of the outstanding votes entitled to be cast by the holders of Company Common Stock, voting together as a single class (the “Company Stockholder Approval”).  Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Article V of this Agreement, the execution, delivery and performance by the Company of this Agreement, assuming that the consents, approvals and filings referred to in Section 4.3 and the Company Stockholder Approval are duly obtained and/or made, do not (i) violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), require any consent, notice, filing or other action by any Person under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien under, any Contractual Obligation of the Company or its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (ii) violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of) any organizational document, instrument or certificate of the Company or any of its Subsidiaries, (iii) violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of) any material Applicable Law applicable to the Company or its Subsidiaries, or (iv) except for expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act, violate any orders, injunctions, judgments, decrees, determinations or regulatory restrictions of any Governmental Authority (or determinations of an arbitrator) against, or binding upon, the Company or its Subsidiaries (collectively, “Orders”).
Section 4.3          Governmental Approvals.  Except for (a) such filings and notifications as may be required by the HSR Act or other Antitrust Laws set forth in Schedule 4.3 of the Company Disclosure Letter, (b) for any required consent, approval, order or authorization of, or registration, declaration or filing with, the FINRA, the U.K. Financial Conduct Authority (the “FCA”), the NYSE or any SRO, other Governmental Authority set forth in Schedule 4.3 of the Company Disclosure Letter, (c) the filing of the Proxy Statement with the SEC, (d) receipt of the Company Stockholder Approval, (e) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (f) such filings of reports under the Exchange Act and as contemplated by the rules of the NYSE, and (g) any approval, consent, authorization or filing that if not obtained would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any applicable Governmental Authority with jurisdiction or supervision over the Company or any of its Subsidiaries, and no lapse of a waiting period under any Applicable Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement (including effectiveness of the Merger).
Section 4.4          Binding Effect.  This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes, when duly executed and delivered by Company, shall constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at Law or in equity).
Section 4.5          Litigation.  Except as set forth on Schedule 4.5 of the Company Disclosure Letter, there are no Claims pending, or, to the Knowledge of the Company, threatened, at Law, in equity, in arbitration or by or before any Governmental Authority against the Company or any of its Subsidiaries, in each case, that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  No material outstanding Order has been issued by any court or other Governmental Authority against the Company or any of its Subsidiaries or to which any of their respective assets or properties is subject or bound.  Schedule 4.5 of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Claim or Order that (i) resulted in any criminal sanctions to the Company or any of its Subsidiaries, (ii) within the last three years resulted in an Order requiring payments in excess of $250,000, in each case by or against the Company or any of its Subsidiaries or, in their capacity as such, any of their respective officers or directors, or (iii) within the last three years, imposed any injunctive relief with respect to, or that has required the Company or any of its Subsidiaries to alter, its business practices.
Section 4.6          Compliance with Laws.
(a)         Except as set forth on Schedule 4.6(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is and has been since December 31, 2015 in compliance with all Applicable Laws and all Orders of any Governmental Authority applicable to the Company or its Subsidiaries except as would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)        The Company and each of its Subsidiaries hold all material authorizations, licenses, permits, certificates, easements, exemptions, orders, consents, registrations, clearances and approvals of any Governmental Authority (collectively, “Permits”) that are necessary for ownership, leasing, and operation of each of their properties and other assets and the conduct of each of their businesses as each such business is being conducted as of the date hereof and all such Permits are valid and in full force and effect.  Section 4.6(b) of the Company Disclosure Letter sets forth the true, complete and correct list of all material Permits currently in effect.  Other than as set forth in Section 4.6(b) of the Company Disclosure Letter, none of the Company or its Subsidiaries is required under Applicable Law, to be (i) registered or licensed with a Governmental Authority or (ii) a member of an SRO.
(c)         Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each individual associated with the Company or any of its Subsidiaries in any capacity that requires such individual, under Applicable Law, to have and maintain a Permit in respect to such individual’s activities for the Company or its Subsidiaries (each such individual, an “Associated Person”) (i) has such Permit, (ii) such Permit is in full force and effect and (iii) such Associated Person is not subject to a “statutory disqualification” (as such term is defined in the Exchange Act) or any other disqualification that would be a basis for censure, limitations on the activities, functions or operations of the individual or suspension or revocation of any such Permit, by any Governmental Authority or SRO.
(d)        Since December 31, 2015, (i) none of the Company or any of its Subsidiaries has received (and there is no Knowledge of the Company of) any written notice from any Governmental Authority that (x) alleges any noncompliance (or that the Company or any of its Subsidiaries or its or their Associated Persons is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any Applicable Law, (y) asserts any deficiency in required legal capital or (z) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit, in each of cases (x), (y) and (z), that is material to the Company and its Subsidiaries, taken as a whole, and (ii) none of the Company or any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non‑compliance with, or violation of, any Applicable Law.
(e)         Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Subsidiary of the Company that is a U.S. broker‑dealer is duly registered under the Exchange Act as a broker‑dealer with the SEC, is, and has been since December 31, 2015, in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof and FINRA rules, and (ii) each Subsidiary of the Company that is a foreign broker-dealer that is required to register with any Governmental Authority under any Applicable Law is duly registered under such Applicable Law as a broker-dealer with the applicable Governmental Authority, is, and has been since December 31, 2015, in compliance with Applicable Law governing broker-dealers in the applicable foreign jurisdiction.
(f)          The Company and its Subsidiaries have timely filed all material reports, registrations, forms and statements, together with any amendments required under Applicable Law to be made with respect thereto, that they were required to file with each applicable Governmental Authority and SRO, and have paid all fees and assessments due and payable in connection therewith.
(g)         There have been no formal inquires since December 31, 2015 by any Governmental Authority or SRO with respect to the business, operations, policies or procedures of the Company or any its Subsidiaries or any of its or their Associated Persons

(other than those that did not result in any material adverse findings with respect to the Company or any its Subsidiaries or any of its or their Associated Persons).
(h)         The Company has made available to Parent prior to the date hereof copies of all written reports of examinations of the Company or its Subsidiaries by any Governmental Authority or SRO, and, to the Knowledge of the Company, copies of all written correspondence between any of the Company or its Subsidiaries and any Governmental Authority or SRO that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since December 31, 2015.
(i)          No Governmental Authority or SRO has, prior to the date hereof, expressly communicated to the Company or its Subsidiaries in writing that any facts and circumstances exist that would cause any such Governmental Authority or SRO (i) not to approve the transactions contemplated by this Agreement or (ii) to revoke or restrict any of the Company or its Subsidiaries’ Permits after the transactions contemplated by this Agreement.
(j)          Since December 31, 2014, neither the Company nor any of its Subsidiaries nor any of their respective Affiliates, directors, officers, employees, agents, representatives, nor anyone working on their behalf has offered, given, paid, promised, or authorized the giving of anything of value to any Government Official or any other Person in order to obtain, retain, or direct business or to secure an improper advantage, or otherwise violated any Anti-Bribery Law.  Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws, including maintaining accurate books and records as required under applicable Anti-Bribery Laws.  To the Knowledge of the Company, since December 31, 2014, there has not been any internal investigation, third party investigation (including by any Governmental Authority or any state owned or controlled entity), internal or external audit, or internal or external report that involves any allegation or information concerning possible violations of the Anti-Bribery Laws related to the Company or any of its Subsidiaries, or any of their respective Affiliates, directors, officers, employees, agents or representatives, or anyone working on behalf of the Company or any of its Subsidiaries.
(k)         Neither the Company nor any of its Subsidiaries sells, exports or possesses any equipment, products, software, systems, or technical data that are controlled under the International Traffic in Arms Regulations (22 CFR §§ 120-130). Except for items properly classified under EAR99, neither the Company nor any of its Subsidiaries sells, exports or possesses any equipment, products, software, systems, or technical data that are controlled under the Export Administration Regulations (15 CFR §§ 730-774).
(l)          Neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any employee or agent acting for or on behalf of the Company or any of its Subsidiaries is designated on, or is owned or controlled by any party that is designated on, any list of sanctioned parties maintained by the United States, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). Since December 31, 2014, neither the Company nor any of its Subsidiaries has participated in or facilitated any transaction involving such a person or entity, or any country or territory subject to comprehensive sanctions imposed by the United States, European Union or United Kingdom.
(m)        The operations of the Company and of each of its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements and money laundering Laws and the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority relating to money laundering (collectively, the “Money Laundering Laws”) and, to the Knowledge of the Company, no action, suit or proceeding by or before any court or Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or threatened.
Section 4.7          Capitalization.
(a)         As of the Capitalization Date, the authorized capital stock of the Company consists solely of (i) 100,000,000 shares of Company Common Stock, of which 52,778,945 are issued and 33,071,135 are outstanding, and (ii) 1,000,000 shares of Company Preferred Stock, none of which are issued and outstanding.  As of the Capitalization Date, (i) an aggregate of 196,851 shares of Company Common Stock were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options, (ii) an aggregate of 2,626,897.53 were subject to or otherwise deliverable in connection with Company RSU Awards and (iii) an aggregate of 620,592 were subject to or otherwise deliverable in connection with Company PSU Awards (assuming full satisfaction of any applicable performance goals).  Schedule 4.7(a) of the Company Disclosure Letter sets forth, as of the Capitalization Date, (A) the number of shares of Company Common Stock underlying each Company Equity Award, (B) the date on which the Company Equity Award was granted, (C) the number of shares of Company Common Stock underlying each Company Equity Award that are vested and unvested as of such date, (D) the exercise price of each Company Equity Award, if applicable, and (E) the expiration date of each Company Equity Award, if applicable.  From the Capitalization Date until the date of this Agreement, no options to purchase shares of Company Common Stock or awards that may be settled in shares of Company Common Stock have been granted and no shares of Company Common Stock have been issued, except for shares of Company Common Stock issued pursuant to the exercise or vesting of Company Stock Options, Company RSU Awards or Company PSU Awards, in each case in accordance with the terms of the Company Stock Plan or applicable award agreement. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non‑assessable.
(b)         Except as set forth in Section 4.7(a), as of the date hereof, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. To the Knowledge of the Company, no shares of Company Capital Stock are held by any Subsidiary of the Company.  Neither the Company nor any of its

Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.
(c)         Schedule 4.7(c)(i) of the Company Disclosure Letter sets forth each of the Company’s Subsidiaries and the jurisdiction of organization and direct owner of the equity interests of such Subsidiary. All of the outstanding interests in such Subsidiaries are duly authorized, validly issued, fully paid and non‑assessable (if applicable), and are owned by the Company, directly or indirectly, free and clear of all Liens, except for immaterial Liens. Except as set forth on Schedule 4.7(c)(ii) of the Company Disclosure Letter, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding issued or granted by the Company or any of its Subsidiaries to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries of the Company, and there is no outstanding security of any kind issued or granted by the Company or any of its Subsidiaries convertible into or exchangeable for such shares or proprietary interest in any such Subsidiary.
(d)        Schedule 4.7(d) of the Company Disclosure Letter sets forth a true and complete list of all interests in any corporation or other entity (including any partnership, limited liability company and other business association) that is not a Subsidiary of the Company and in which the Company or one or more of its Subsidiaries owns, directly or indirectly, an equity interest (the “Joint Venture Interests”).  All of the Joint Venture Interests are duly authorized, validly issued, fully paid and non‑assessable (if applicable), and are owned by the Company, directly or indirectly, free and clear of all Liens, except for immaterial Liens.  Except for any interests held in a Subsidiary by the Company or any of its Subsidiaries and except for the Joint Venture Interests, neither the Company nor any of its Subsidiaries, directly or indirectly, owns or has the right or obligation to acquire any equity interest in any other Person.
(e)         Schedule 4.7(e) of the Company Disclosure Letter sets forth a true and complete summary, as of November 2, 2018, of all Indebtedness for borrowed money of the Company and its Subsidiaries, including the identity of each lender, any obligor and/or any guarantor, the principal amount, accrued interest and any other obligations thereunder, and the maturity and current redemption price of each such instrument.  No material default or event of default (or similar event) has occurred and is continuing with respect to any such instrument.
Section 4.8          Company SEC Documents.  The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2016 (such documents, together with any documents filed during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8‑K, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (including the rules and regulations promulgated thereunder) applicable to such Company SEC Documents.  Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later‑filed Company SEC Document that has been filed prior to the date of this Agreement, as of their respective filing dates, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such Company SEC Documents. Each of the financial statements (including the related notes thereto) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year‑end audit adjustments). None of the Subsidiaries of the Company are, or have at any time since January 1, 2015 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and other applicable legal and accounting requirements.
Section 4.9          Material Contracts.
(a)         Schedule 4.9(a) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of all Contracts, in any case, of the following types, which have not been fully performed and pursuant to which the Company or any of its Subsidiaries has any continuing rights, obligations or liabilities (to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective Assets is bound) (each such Contract, together with any such Contract entered into after the date hereof that would be a Company Material Contract if entered into as of the date hereof, a “Company Material Contract” and collectively, the “Company Material Contracts”):
 (i)             any Contract containing a covenant restricting in any material respect the ability of the Company or any of its Subsidiaries (or that, following the Closing, would restrict the ability of the Surviving Corporation or its Subsidiaries) to compete in any business or with any Person or in any geographic area, or to hire any individual or group of individuals;
 (ii)            any joint venture, partnership, strategic alliance or other similar Contract (including any franchising agreement but in any event excluding introducing broker agreements);
 (iii)           any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such Contract contains continuing material obligations of the Company or any of its Subsidiaries;

 (iv)          any Contract with any Governmental Authority (other than Contracts with any Governmental Authority as a client or customer entered into in the ordinary course of business) that imposes any material obligation or restriction on the Company or any of its Subsidiaries;
 (v)           any Contract relating to Indebtedness for borrowed money, Trading Indebtedness, letters of credit, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging agreements (including guarantees in respect of any of the foregoing but in any event excluding trade payables, securities transactions, brokerage agreements and other Contracts arising in the ordinary course of business consistent with past practice, indebtedness between the Company and its wholly-owned Subsidiaries and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) in excess of $1,000,000;
 (vi)          any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries, with material obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;
  (vii)        any Contracts containing any of the following terms or provisions: (x) so-called “most-favored nation” provisions or any similar provision requiring the Company or any of its Subsidiaries to offer a third party terms or concessions at least as favorable as those offered to one or more other parties or (y) settlement, non-prosecution or similar agreements involving payments in excess of $250,000 or involving future performance or restraints on action by the Company or any of its Subsidiaries, in each of clauses (x) and (y), except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;
  (viii)       any other Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
  (ix)          any Contract under which a claim for indemnification has been made by any Person prior to the date hereof that remains unresolved; and
  (x)           any material Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which the Company or its Subsidiaries is either a licensor, licensee or distributor of Intellectual Property, except such licenses, sublicenses and other agreements relating to off‑the‑shelf software which is commercially available on a retail basis and other than customer (buy-side and sell-side) licenses for workflow technology and analytics entered into by the Company or its Subsidiaries in the ordinary course of business (collectively, the “Company IP Licenses”).
(b)        Except as has not materially impaired or would not reasonably be expected to materially impair, either individually or in the aggregate, the business of the Company and its Subsidiaries, taken as a whole, each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect and enforceable against the Company or its Subsidiary that is a party thereto and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law), (ii) none of the Company or any of its Subsidiaries is in violation or breach of or in default under (or, to the Knowledge of the Company, is alleged to be in any material respect in breach of or in default under) any Company Material Contract or under any Contract with any employee of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole (each, a “Company Material Employment Arrangement”), nor, to the Knowledge of the Company, is any other party to any such Company Material Contract or such Company Material Employment Arrangement in violation or breach of or default under such Company Material Contract or Company Material Employment Arrangement, and (iii) except as set forth on Schedule 4.9(b) of the Company Disclosure Letter, to the Knowledge of the Company, no event or circumstances has occurred that, with notice or lapse of time or both, would constitute an event of default under any such Company Material Contract or Company Material Employment Arrangement or result in the termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any benefit to the Company or its Subsidiaries.
Section 4.10        No Material Adverse Change.
(a)         Since December 31, 2017, there has not been any change, event or occurrence that, individually or in the aggregate, has resulted in or would reasonably be expected to have a Company Material Adverse Effect.
(b)        From December 31, 2017 until the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been any action taken or omitted to be taken by the Company or any Subsidiary thereof that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.1(a), (f), (k), (l) or (n).
Section 4.11        Taxes.  Except as set forth on Schedule 4.11 of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, as of the Closing:
(a)         Each of the Company and its Subsidiaries have timely filed (giving effect to any extensions of time within which to file) or caused to be filed all Tax Returns that they are required to file on and through the date of this Agreement (including all applicable extensions).  All such Tax Returns are true, correct  and complete in all respects and all amounts shown thereon as due were timely paid.  All Taxes with respect to the Company and each of its Subsidiaries whether or not shown to be due on such Tax Returns have been paid or will be fully and timely paid by the due date thereof;
(b)         (i) Each of the Company and its Subsidiaries have paid in full, or made adequate provision on the audited consolidated statement of financial condition of the Company and its Subsidiaries as of December 31, 2017 for the year then ended (the “Company

Year-End Balance Sheet”) or the consolidated statement of financial condition of the Company and its Subsidiaries as of June 30, 2018 (the “Company Interim Balance Sheet”) (in each case, in accordance with U.S. GAAP) for, all Taxes with respect to periods ending on or before the date of the Company Year-End Balance Sheet or the Company Interim Balance Sheet, except, in each case, with respect to Taxes contested in good faith; and (ii) each of the Company and its Subsidiaries have paid in full or made adequate provision on their books and records for all Taxes with respect to periods on or ending after the date of the Company Interim Balance Sheet and prior to the Closing Date;
(c)         No deficiencies, litigation, audit, proposed adjustments or matters in controversy exist or have been asserted in writing with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any audit, action, investigation or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets;
(d)         No claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction, and there are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries;
(e)         The Company and each of its Subsidiaries has withheld or collected from their respective employees, independent contractors, creditors, stockholders and third parties all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Law to do so;
(f)          The Company has made available to Parent true, correct and complete copies of all material income Tax Returns for the taxable periods 2015 through 2017;
(g)         There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;
(h)         Neither the Company nor any of its Subsidiaries has participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax law);
(i)          Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, in each case, other than (x) commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes or (y) any such agreement solely between or among the Company and/or its Subsidiaries (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax returns of which the Company is the common parent) under Treasury Regulations Section 1.1502-6, Treasury Regulations Section 1.1502-78 or similar provision of state, local or non-U.S. Tax law, as a transferee or successor, by contract, or otherwise;
(j)          Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise reasonably constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition;
(k)         Neither the Company nor any of the Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, Section 965 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason;
(l)          Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity;
(m)        Section 4.11(m) of the Company Disclosure Letter sets forth a list of the U.S. federal Tax classification of the Company and each of its Subsidiaries.

Section 4.12        Labor Relations.
(a)         Except as set forth in Schedule 4.12(a) of the Company Disclosure Letter, except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) none of the Company or any of its Subsidiaries has engaged in any unfair labor practices since December 31, 2015; (ii) no unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority, (iii) there is no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
(b)        Except as set forth in Schedule 4.12(b) of the Company Disclosure

Letter (i) no material labor dispute, strike, slowdown, lockout or work stoppage is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and there has been no material labor dispute, strike, work stoppage or lockout in the previous three years; (ii) none of the Company or any of its Subsidiaries is a party to any collective bargaining agreement, Contract or similar agreement or understanding with any labor organization, labor union, works council, employee association, or other representative of any employees of the Company or any of its Subsidiaries (collectively, “Union”), nor is any such agreement presently being negotiated by the Company nor any of its Subsidiaries and neither the Company nor any of its Subsidiaries has a duty or obligation pursuant to any Contract or applicable Law, as the case may be, to bargain with any Union; (iii) to the Knowledge of the Company, there is no union representation question existing with respect to the employees of the Company or any of its Subsidiaries; and (iv) to the Knowledge of the Company, (A) no organizational efforts with respect to the formation of a collective bargaining unit are presently being made or threatened, involving employees of the Company or any of its Subsidiaries, and (B) there have been no such organizational efforts in the previous three (3) years.
(c)         Except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are in compliance with all Applicable Laws relating to the hiring, promotion, assignment, and termination of employees, including the Worker Adjustment and Retraining Notification Act; discrimination; harassment; retaliation; equal employment opportunities; disability; labor relations; wages and hours; profit sharing obligations, social security and housing contributions; the Fair Labor Standards Act, and applicable state and local wage and hour Laws (collectively, the “FLSA”); immigration; workers’ compensation; employee benefits; classification of employees under the FLSA; background and credit checks; occupational safety and health; family and medical leave; data privacy and data protection; and any bargaining or other obligations under the National Labor Relations Act and the Labor-Management Relations Act, and (ii) none of the Company or any of its Subsidiaries has classified an individual as an “independent contractor” or of similar status who, according to a Company Plan or Applicable Law, should have been classified as an employee or of similar status.
(d)         Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  Except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
(e)         As of the date hereof, (i) no member of the Company’s Executive Committee, the members of which are set forth on Schedule 4.12(e) of the Company Disclosure Letter, has given written notice to the Company that such employee intends to terminate his or her employment, and (ii) the Company does not have any plans or intentions to terminate any such person.

(f)          The Company and each of its Subsidiaries has promptly, thoroughly and impartially investigated all sexual harassment allegations of which it is or was made aware.  With respect to each such allegation with potential merit, the Company or its Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further harassment.  The Company does not reasonably expect any material liability with respect to any such allegations.
Section 4.13        Employee Benefit Plans.
(a)         Schedule 4.13(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan specifying which Company Plans are applicable to non-U.S. employees of the Company and its Subsidiaries.  For purposes of this Agreement, a “Company Plan” is any Plan (i) under which any employee or former employee of the Company or any of its Subsidiaries or individual or sole proprietorship serving as a consultant or independent contractor to the Company or any of its Subsidiaries has any present or future right to benefits and that the Company or any of its Subsidiaries sponsors, maintains or contributes or is obligated to contribute, or (ii) with respect to which the Company or any of its Subsidiaries has any actual or contingent Liability.  For purposes of this Agreement, in no event shall the term Company Plans include any Plan that is sponsored or maintained by any of Parent or any of its Subsidiaries prior to the Effective Time.
(b)         Except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, (i) each Company Plan has been established, registered, amended, funded, invested, maintained and administered in all respects in accordance with its terms, and complies in all respects in form and in operation with the applicable requirements of ERISA and the Code and other Applicable Laws, (ii) all employer or employee contributions, premiums and expenses to or in respect of each Company Plan have been paid in full or, to the extent not yet due, have been accrued on the applicable financial statements of the Company included in the Company SEC Documents in accordance with U.S. GAAP, (iii) neither the Company, any Company Plan nor any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has, with respect to any Company Plan, engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would subject, or impose an indemnification obligation on, the Company or any of its Subsidiaries with respect to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code, and (iv) neither the Company nor any of its Subsidiaries has engaged in a transaction that would reasonably be expected to result in a civil penalty under Sections 409 or 502(i) of ERISA.
(c)         The Company has made available to Parent true, complete and correct copies of (to the extent applicable) (i) all such Company Plans and any amendments thereto; (ii) each trust, funding, insurance or administrative agreement relating to each such Company Plan; (iii) the most recent summary plan description or other written explanation (or a description of any oral communications) of each such Company Plan provided to participants and any amendments thereto concerning the extent of the benefits provided under a Company Plan; (iv) the two (2) most recent Forms 5500 required to have been filed with the Internal Revenue Service (or any similar reports filed in any comparable non-U.S. Governmental

Authority) and any schedule thereto; (v) the most recent determination letter or opinion letter issued by the Internal Revenue Service (or comparable qualification document issued by a comparable non-U.S. Governmental Authority); (vi) to the extent applicable, for the two (2) most recent years, financial or actuarial reports; and (vii) all material written communications to any Governmental Authority relating to such Company Plan.
(d)         Neither the Company nor any of its Subsidiaries has made any binding commitment (i) to create any additional benefit plans which would be considered to be Company Plans once created or (ii) to materially increase the benefits provided under any Company Plan.
(e)         Except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, no Claim with respect to any Company Plan (other than routine claims for benefits) by the Department of Labor, the IRS or any other Governmental Authority or by any plan participant or beneficiary is pending or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans nor, to the Knowledge of the Company, are there facts or circumstances that exist that would reasonably be expected to give rise to any such Claims.
(f)          Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification or exemption.
(g)         Neither the Company nor any of its Subsidiaries has any material liability or obligation under any Company Plan to provide welfare benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or other Applicable Law.
(h)         Neither the Company nor any ERISA Affiliate maintains, sponsors, participates in, contributes to or is obligated to contribute to, or has within the last six (6) years maintained, sponsored, participated in, contributed to was obligated to contribute to, or otherwise has incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA), “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or any other employee pension benefit plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.  No Company Plan is a “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA or the equivalent thereof under applicable non-U.S. Laws).  Except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, no event has occurred and no condition exists that would, either directly or by reason of the Company’s or any of its Subsidiaries’ affiliation with any of their ERISA Affiliates, subject the Company or any of its Subsidiaries to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other Applicable Law, in each case, as related to the Company Plans.
(i)          Each Company Plan subject to Section 409A of the Code is in compliance, in all material respects, in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder.
(j)          Except as set forth in Schedule 4.13(j) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement, nor the consummation of the Merger, will cause or result in (either alone or in combination with another event): (i) any of the following with respect to any current or former officer, employee, manager, director, or consultant of the Company or any of its Subsidiaries: (A) any material payment, compensation, or benefit (whether of severance pay or otherwise) becoming due, or material increase in the amount of any payment, compensation, or benefit becoming due, or (B) the acceleration of the time of payment or vesting of any material payment, compensation, or benefit, or (ii) the payment or deemed payment of any amount (whether in cash, property, the vesting of property, or otherwise) that would reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, or (iii) any material funding obligation under any Company Plan or an imposition of any material restrictions or limitations on the Company’s or any of its Subsidiaries’ right to administer, amend, or terminate any Company Plan.  No person is entitled to receive any Tax gross-up payment from the Company or any of its Subsidiaries as a result of the imposition of any excise taxes required by Section 4999 of the Code.
(k)         Except for matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, each Company Plan maintained exclusively for the benefit of employees of the Company or any of its Subsidiaries residing outside of the United States (each, a “Non-U.S. Company Plan”) has been maintained in compliance with its terms and with the requirements prescribed by any and all Applicable Law (including any special provisions relating to qualified plans where such Non-U.S. Company Plan was intended to so qualify) and all such plans that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.  There is no pending or, to the Knowledge of the Company, threatened litigation relating to any Non-U.S. Company Plan.  Except as required by Applicable Law, neither the Company nor any of its Subsidiaries offers employees of the Company or any of its Subsidiaries participation in any Non-U.S. Company Plans that provide defined benefit pension benefits.
Section 4.14        No Undisclosed Liabilities.  Except as set forth on Schedule 4.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any direct or indirect Liabilities, other than (a) Liabilities fully and adequately reflected in or reserved against on the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2018 included in Company SEC Documents filed before the date of this Agreement, (b) Liabilities incurred since December 31, 2017 in the ordinary course of business, (c) Liabilities that are permitted by this Agreement in accordance with the terms hereof, (d) Liabilities that have been discharged or paid off, (e) Liabilities that would not reasonably be expected to have a Company Material Adverse Effect, and (f) Liabilities with respect to any Contractual Obligation entered into by the Company or any of its Subsidiaries (other than (x) any Liabilities for breach of any Contractual Obligation, breach of warranty, tort or infringement by the Company, or (y) any Contractual Obligation that the Company failed to disclose to Parent in breach of any representation or warranty under this Article IV).
Section 4.15        Intellectual Property.
(a)         Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or have the right to use all Intellectual Property that is used in the conduct of the Company Business (collectively, the “Company Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens.  Upon the Closing, except as would not reasonably be expected to have a material effect on the Company and its Subsidiaries, taken together, the Surviving Corporation will own or continue to have the right to use, as applicable, all Company Intellectual Property on substantially identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing.
(b)        Schedule 4.15(b) of the Company Disclosure Letter sets forth all of the registrations and applications for any material Company Intellectual Property owned by the Company or any of its Subsidiaries.  Except as would not be reasonably expected to have a Company Material Adverse Effect, (i) none of the Company Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding Order and there are no Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to any such Company Intellectual Property, and (ii) all of the registrations and applications set forth on Schedule 4.15(b) of the Company Disclosure Letter are valid and in full force and effect.  The Company has taken all actions within its power or authority reasonably necessary to ensure protection of the Intellectual Property listed on Schedule 4.15(b) of the Company Disclosure Letter under Applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances) and to protect the secrecy, confidentiality and value of its Trade Secrets, except for actions which, if not taken, would not reasonably be expected to have a Company Material Adverse Effect.
(c)         Except as would not be reasonably expected to have a Company Material Adverse Effect, (i) neither the conduct of the Company Business nor the use of any Company Intellectual Property nor any products or services currently or previously sold, provided or licensed by the Company or any of its Subsidiaries to any Person infringes upon or otherwise violates any Intellectual Property or other proprietary right of any other Person, and (ii) no litigation is pending and no Claim has been made against the Company or any of its Subsidiaries or, to the Knowledge of the Company, is threatened, alleging any such infringement or violation or challenging the rights of the Company or any of its Subsidiaries in or with respect to any Company Intellectual Property.
(d)        Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, no Person is infringing upon or otherwise violating any Company Intellectual Property or any rights of the Company or any of its Subsidiaries therein.

(e)         Except as would not reasonably be expected to have a material effect on the Company and its Subsidiaries, taken together, each present or past employee, consultant and any other Person who developed any Company Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (including any Owned Software) has executed a valid and enforceable Contract with the Company or a Subsidiary that (i) conveys to the Company or such Subsidiary any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by the Company or such Subsidiary, (ii) requires such Person, during and after the term of employment or engagement, to cooperate with the Company or such Subsidiary in the prosecution of any patent applications filed in connection with such Intellectual Property, (iii) establishes, in all material respects, a representation and covenant by such Person that no process, technique, innovation or other work product provided to the Company or such Subsidiary is or will be derived from or otherwise constitute the proprietary information of a prior employer or contractor, in contravention of any prior confidentiality agreement, and (iv) obligates such Person to keep any confidential Information, including Trade Secrets, of the Company and its Subsidiaries confidential both during and after the term of employment or engagement.
(f)          Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all Software and other IT Assets material to the Company Business (x) perform in material conformance with their documentation and as necessary for the conduct of the Company Business, (y) are free from any material Software defect and (z) do not contain any virus, Software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any IT Assets, and (ii) there has been no material failure of IT Assets in the past two (2) years which has not been fully resolved and no Person has gained unauthorized access to or made any unauthorized use of the IT Assets or any Information contained therein, including any Personal Information.
(g)         Except as would not reasonably be expected to have a material effect on the Company and its Subsidiaries, taken together, (i) no Owned Software used in the Company Business uses any “open source” code, shareware or other Software that is made generally available to the public without requiring payment of fees in such a way as would require disclosure or licensing of, or waiver of any rights with respect to, any Owned Software or any other Intellectual Property owned by the Company or any of its Subsidiaries, and (ii) none of the Company Software is covered by or subject to the requirements of any version of the GNU General Public License (the “GPL”) or the GNU Affero General Public License (the “Affero GPL”) and, for the avoidance of doubt, the Company has replaced any jPOS code licensed under the GPL or the Affero GPL used in the Company Software with code that is not subject to the GPL or Affero GPL, and the distribution, sale or licensing of the Company Software, including such replacement code, does not infringe the copyright of any other Person, including jPOS.org.  With respect to all material Owned Software, the Company or a Subsidiary is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Software.  Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has disclosed or otherwise granted, in the ordinary course of business, a right to use source code for Owned Software to a third party outside of the scope of a written agreement that reasonably protects the Company’s or its Subsidiary’s rights in such source code.  To the Knowledge of the Company, no Person other than the Company and its Subsidiaries is in possession of, or has rights in, any source code for Owned Software.
Section 4.16        Privacy and Data Security.  The Company and its Subsidiaries have a privacy policy regarding the collection and use of personally identifiable information (the “Company Privacy Policy”).  Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with the Company Privacy Policy and all Applicable Laws regarding the collection, use and protection of any personally identifiable or non‑public financial Information (collectively, “Personal Information”).  The Company and its Subsidiaries have customary security measures in place to protect Personal Information stored in their computer systems from unlawful use by any third party or any other use by a third party that would violate the Company Privacy Policy (the “Security Programs”).  Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are fully compliant with all applicable requirements of EU General Data Protection Regulation EU/2016/679 and any Laws implementing or supplementing such regulation (collectively, “GDPR”), including that: (i) all processor agreements affecting Personal Information will be in compliance with Article 28 of the GDPR; (ii) all IT systems and Security Programs will meet the requirements of Chapter IV, Section 2 of the GDPR; (iii) the Company and its Subsidiaries will be able to fully respond to and fulfil the data subject rights under Chapter III of the GDPR; (iv) the Company and its Subsidiaries will have implemented data protection by design and by default for all of their products in accordance with Article 25 of the GDPR; (v) the Company Privacy Policy will be in compliance with Chapter III, Section 2 of the GDPR; and (vi) all new and prior consents from data subjects will be in compliance with Article 7 of the GPDR.  The execution, delivery and performance of this Agreement and the consummation of the Merger do not violate any Company Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries and, upon the Closing, the Surviving Corporation will own and continue to have the right to use all such Personal Information on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing.  No Claims are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the collection or use of Personal Information.
Section 4.17        Environmental Matters.  Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, (ii) there is no civil, criminal or administrative Claim, notice or demand letter pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws and (iii) to the Knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which would reasonably be expected to prevent compliance in all material respects with, or which have given rise to or shall give rise to liability under, the Environmental Laws.

Section 4.18        Insurance.  The Company and each of its Subsidiaries maintain those insurance policies or binders of insurance identified on Schedule 4.18 of the Company Disclosure Letter.  Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation, suspension, denial, limitation of coverage or termination has been received or threatened with respect to any such policy, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.19        Controls.  The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed (i) to ensure that material information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and (ii) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. As of the date hereof, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of (A) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would, individually or in the aggregate, adversely affect or reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE.
Section 4.20        Investment Company.  None of the Company or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940.
Section 4.21        Title to Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have valid title to, or a valid leasehold interest in, all of the material personal property that is reflected on the Company Year-End Balance Sheet or that has been acquired or leased since the date of the Company Year-End Balance Sheet, free and clear of all Liens on such personal property other than Permitted Liens, except for assets disposed of, accounts receivable collected, prepaid expenses realized and Contracts fully performed, expired or terminated in the ordinary course of business since the date of the Company Year-End Balance Sheet.
Section 4.22        Real Property.

(a)         None of the Company or any of its Subsidiaries own any real property.
(b)         Schedule 4.22(b) of the Company Disclosure Letter sets forth each material lease, sublease, license or any other occupancy agreement pursuant to which the Company or any of its Subsidiaries occupies real property as of the date of this Agreement,  including any amendments, modifications, renewals, or guaranties thereof (each, a “Company Lease” and the real property covered by each such Company Lease, a “Company Leased Facility”). The Company has made available to Parent true, correct and complete copies of all Company Leases.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Lease is valid, binding and enforceable against the Company or its applicable Subsidiary in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect with respect to the Company or its applicable Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto; (ii) none of the Company or its Subsidiaries is in breach or violation of, or in default under, any Company Lease and no event has occurred that with notice or lapse of time or both would constitute such a breach, violation, or default; (iii) none of the Company or its Subsidiaries has received or given any written notice of default under any Company Lease or of any intention of any party to terminate or not renew the Company Lease; and (iv) the Company and its Subsidiaries have a valid leasehold interest in all of the Company Leased Facilities free and clear of all Liens other than Permitted Liens.  The Company Leased Facilities collectively constitute all of the material real property used in the conduct of the business of the Company and its Subsidiaries as currently conducted. The Company or its applicable Subsidiary has not subleased, licensed or given any other Person the right to use or occupy any of the Company Leased Facilities.
Section 4.23        Broker’s, Finder’s or Similar Fees. Except as set forth on Schedule 4.23 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage commissions, finder’s fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.
Section 4.24        Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by any Acquirer Party for inclusion or incorporation by reference therein.

Section 4.25        Required Stockholder Vote.  The Company Stockholder Approval will be the only vote of the holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement.  No other vote of the holders of any class or series of Company Capital Stock is necessary to approve and adopt this Agreement, the Merger or the transactions contemplated by this Agreement.
Section 4.26        Anti-Takeover Provisions.  The Company Board has adopted such resolutions as are necessary to render inapplicable to this Agreement and the Merger the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.  The Company Board has taken all necessary action so that any takeover, anti−takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company does not, and will not, apply to the Merger, this Agreement or the transactions contemplated hereby.  There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.
Section 4.27        Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Company has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be provided to the stockholders of the Company is fair, from a financial point of view, to such stockholders.
Section 4.28        Related Party Transactions.  Except as set forth on Schedule 4.28 of the Company Disclosure Letter, and except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of the Company or any of its Subsidiaries, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries (or any of such person’s immediate family members or affiliates), on the other hand, of the type required to be reported in any report by the Company to the SEC pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
Section 4.29        No Other Representations or Warranties.  The Company agrees that, except for the representations or warranties expressly set forth in Article V, no Acquirer Party nor any of their Affiliates nor any other person on behalf of any Acquirer Party has made any representation or warranty, expressed or implied, with respect to any Acquirer Party, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding any Acquirer Party or any of their Affiliates, and neither the Company nor any of its Affiliates nor any other person on behalf of the Company has relied on any representation or warranty except for those expressly set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER PARTIES
Except as disclosed (i) in the Acquirer Disclosure Letter (with specific reference to the Section or subsection of this Agreement to which the information stated in such Acquirer Disclosure Letter relates; provided, that any item on the Acquirer Disclosure Letter in any one or more sections of the Acquirer Disclosure Letter shall be deemed disclosed with respect to other sections of this Agreement and all other sections or subsections of the Acquirer Disclosure Letter solely to the extent that the relevance of such disclosure is reasonably apparent on its face notwithstanding the absence of a specific cross‑reference) or (ii) in the Acquirer SEC Documents filed prior to the date hereof solely to the extent that the relevance of such disclosure is reasonably apparent on its face (but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward‑looking statements and any other disclosures included in the Acquirer SEC Documents solely to the extent that they are generic, cautionary, predictive or forward‑looking in nature, whether or not appearing in such sections), the Acquirer Parties hereby represent and warrant to the Company as follows:
Section 5.1          Organizational Existence and Power.  Each of the Acquirer Parties (a) is duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power (corporate, company, or limited partnership, as the case may be) and authority to own and operate its property, assets or rights, to lease the property, assets or rights it operates as lessee and to conduct the business in which it is currently engaged, except as would not reasonably be expected to have a material impact on the Company and its Subsidiaries and their respective operations, taken as a whole, and (c) is duly qualified to do business and in good standing (in jurisdictions where applicable) under the Laws of each jurisdiction in which its ownership, lease or operation of property, assets or rights or the conduct of its business requires such qualification, except where the failure to be so qualified would not, or would not reasonably be expected to, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (an “Acquirer Material Adverse Effect”).  Parent has made available to the Company complete and correct copies of the certificate of formation (or comparable organizational documents) of Parent and Merger Sub, in each case as amended to the date of this Agreement.
Section 5.2          Authorization; No Contravention. Each Acquirer Party has all requisite organizational power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance by each Acquirer Party of this Agreement and each of the other Transaction Documents to which it will be a party and the transactions contemplated hereby and thereby have been duly authorized and approved by such Party, and no corporate, company, limited partnership or other action on its part is necessary.  Except as set forth on Schedule 5.2 of the Acquirer Disclosure Letter, and assuming the accuracy of the representations and warranties of the Company in Article IV, the execution, delivery and performance by each Acquirer Party of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, assuming that the consents, approvals and filings referred to in Section

5.3 are duly obtained and/or made, do not (i) violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or the creation of any material Lien under, any Contractual Obligation of any Acquirer Party, (ii) violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of) any organizational document, instrument or certificate of any Acquirer Party or (iii) violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of) any Applicable Law, other than, in the case of clauses (i) and (iii), any such violation, conflict, breach, default, contravention, termination, cancellation or acceleration that would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
Section 5.3          Governmental Approvals; Third‑Party Consents.
(a)         Except (a) for such filings and notifications as may be required by the HSR Act or other Antitrust Laws set forth in Schedule 4.3 of the Company Disclosure Letter, (b) for any required consent, approval, order or authorization of, or registration, declaration or filing with, the FINRA, (c) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) for any approval, consent, authorization or filing that if not obtained would not be material to the Acquirer Parties, taken as a whole, and (e) as set forth in Schedule 5.3 of the Acquirer Disclosure Letter, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any applicable Governmental Authority having jurisdiction or supervision over any Acquirer Party, no consent or approval of any third parties and no lapse of a waiting period under an Applicable Law, is necessary or required in connection with the execution, delivery or performance by the Acquirer Parties of this Agreement and each of the other Transaction Documents to which it will be party or the transactions contemplated hereby and thereby.
(b)         No Governmental Authority or SRO has, prior to the date hereof, expressly communicated to Parent or its Subsidiaries in writing that any facts and circumstances exist that would cause any such Governmental Authority or SRO (i) not to approve the transactions contemplated by this Agreement or (ii) to revoke or restrict any of Parent’s or its Subsidiaries’ Permits after the transactions contemplated by this Agreement.
Section 5.4          Binding Effect.  This Agreement has been duly executed by the Acquirer Parties and, this Agreement constitutes, and each of the other Transaction Documents to which each such Acquirer Party will be a party, when duly executed by the applicable Acquirer Party, shall constitute, the legal, valid and binding obligations of such Acquirer Party, enforceable against such Acquirer Party in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at Law or in equity).

Section 5.5          Litigation.  As of the date hereof, there are no Claims pending, or to the Knowledge of Parent, threatened, at Law, in equity, in arbitration or by or before any Governmental Authority against any Acquirer Party, and no Order has been issued by any court or other Governmental Authority against any Acquirer Party or to which any of their respective assets or properties is subject or bound, in each case that would reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.
Section 5.6          Capitalization.  As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted or engaged in any business activities prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than the Debt Financing and those assets, liabilities and obligations incident to its formation and those assets, liabilities and obligations pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
Section 5.7          Broker’s, Finder’s or Similar Fees.  Except for Jefferies LLC and Sandler O’Neill & Partners, L.P., Parent nor any of its Subsidiaries or Affiliates has employed any broker or finder or incurred any liability for any brokerage commissions, finder’s fees or similar fees or commissions payable by any Acquirer Party in connection with the transactions contemplated by this Agreement.
Section 5.8          Financing; Solvency
(a)         Parent has delivered to the Company true, accurate and complete copies of executed debt commitment letter, dated as of the date hereof (the “Debt Commitment Letter”) pursuant to which the lenders named therein (the “Lenders”), subject to the terms and conditions set forth therein, have committed to lend to VFH Parent LLC and Impala Borrower LLC, each a direct or indirect wholly-owned subsidiary of Parent (each, a “Borrower”), the amounts set forth therein, and such amounts are sufficient for Parent to fund the transactions contemplated by this Agreement, including the refinancing of the Company Credit Agreement and the refinancing of the Fourth Amended and Restated Credit Agreement dated as of June 30, 2017 among VFH Parent LLC, as borrower, Virtu Financial LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended (such committed debt financing, the “Debt Financing”, and the amount of financing required for the foregoing purposes, the “Required Amounts”). Parent has delivered to the Company a true, complete and correct copy of all fee letters (the “Fee Letters”) related to the Debt Commitment Letter, subject to redaction solely of fee, flex and other economic provisions that are customarily redacted in connection with transactions of this type and that could not in any event affect the conditionality, enforceability, availability or amount of the Debt Financing.
(b)         As of the date hereof, (i) the Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated, or amended or modified or waived in any respect, and (ii) the Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and/or Merger Sub (as applicable) and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and subject, as to enforceability, to general equity principles. Except for the Fee Letters, there are no other agreements, side letters, or arrangements of any kind relating to the Debt Commitment Letter that would affect the amount, availability, enforceability or conditionality of the Debt Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or its Subsidiaries under any term or condition of the Debt Commitment Letter or, to the Knowledge of Parent, would (i) make any of the assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate in any material respect, (ii) result in any of the conditions in the Debt Commitment Letter not being satisfied or (iii) otherwise result in the Debt Financing not being available on the date of the Closing. As of the date hereof, no Debt Financing Source has notified Parent, Merger Sub or any Borrower of its intention to terminate any of the Debt Commitment Letter or not to provide the Debt Financing.  Assuming satisfaction of the conditions in Section 8.1 and Section 8.3, as of the date hereof, none of Parent, Merger Sub or any Borrower has any reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter or that the full amounts committed pursuant to the Debt Commitment Letter will not be available as of the Closing. There are no conditions precedent (including any “flex” provisions) to the funding of the full amount of the Debt Financing and there are no contingencies that would permit the Lenders to reduce the total amount of the Financing other than as set forth in the Debt Commitment Letter.  Parent, Merger Sub and the Borrowers have fully paid (or caused to be paid) any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement.  As of the date hereof, Debt Commitment Letter has not been modified, amended or altered  and none of the commitments thereunder has been withdrawn or rescinded in any respect and, to the Knowledge of Parent, no withdrawal or rescission thereof is contemplated. As of the date hereof, no amendment or modification to the Debt Commitment Letter is contemplated other than as set forth in the Debt Commitment Letter.
(c)         Assuming the funding of the Debt Financing in accordance with the terms and conditions of the Debt Commitment Letter, Parent will have available at Closing sufficient cash in immediately available funds to pay the Required Amounts.  The Parent Common Stock to be issued or become issuable pursuant to Section 3.3 has been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free and clear of all Encumbrances.
(d)         In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by Parent, Merger Sub or any of their respective affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.
(e)         Assuming that the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, then immediately after giving effect to the transactions contemplated by this Agreement (including consummation of the Debt Financing), (i) the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be able to pay their Indebtedness and Liabilities, as such Indebtedness and Liabilities become absolute and matured, (ii) the then present fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, on a consolidated basis, will exceed or equal the amount that will be required to pay their probable Liabilities (including the probable amount of all contingent Liabilities) and Indebtedness as such Liabilities and Indebtedness become absolute or matured, (iii) the assets of the Surviving Corporation and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their probable Liabilities (including the probable amount of all contingent Liabilities) and Indebtedness and (iv) the Surviving Corporation and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital to carry on their businesses as presently conducted or as proposed to be conducted.
Section 5.9          No Other Representations or Warranties.  The Acquirer Parties agree that, except for the representations or warranties expressly set forth in Article IV, neither the Company nor any of its Affiliates nor any other person on behalf of the Company has made any representation or warranty, expressed or implied, with respect to the Company, its respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding the Company, and neither the Acquirer Parties nor any of their Affiliates nor any other person on behalf of the Acquirer Parties has relied on any representation or warranty except for those expressly set forth in Article IV.
ARTICLE VI

COVENANTS
Section 6.1          Conduct of Business of the Company.
Except as contemplated by this Agreement, with the prior written consent of Parent or as set forth on Schedule 6.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall (and shall cause each of its Subsidiaries to) conduct its and its Subsidiaries’ operations only in the ordinary course of business consistent with past practice and shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts to preserve intact the business organization of the Company and its Subsidiaries and to preserve the goodwill of customers, suppliers and all other Persons having business relationships with the Company and its Subsidiaries.  Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement and the Merger or as set forth on Schedule 6.1 of the Company Disclosure Letter, prior to the Closing Date, the Company shall not (and shall cause each of its Subsidiaries not to) do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld):
(a)         adopt or propose any change in its organizational documents;
(b)         engage in any material transaction (including capital expenditures) outside of the ordinary course of business that would require expenditures by the Surviving

Corporation, Parent or any of Parent’s Subsidiaries in excess of $2,500,000 per annum or $5,000,000 in the aggregate;
(c)         issue, reissue, sell, grant, pledge or otherwise encumber, or authorize the issuance, reissuance, sale, grant, pledge or other encumbrance of shares of Company Capital Stock, or securities convertible into capital stock of any class of the Company, or any rights, warrants or options to acquire any convertible securities or capital stock of the Company, other than (i) the issuance of Company Common Stock upon the vesting, settlement, exercise or lapse of restrictions on any Company Equity Awards outstanding on the date hereof and (ii) the grant of Company Equity Awards in accordance with the terms of the Company Disclosure Letter;
(d)         except as required or contemplated by Applicable Law or the terms of any Company Plan or Contract as in effect on the date hereof, (i) pay or provide any incentive compensation or bonuses, or increase the compensation or benefits payable or provided to any current or former director, officer, employee or independent contractor, other than any such increases made in the ordinary course of business and consistent with past practice for employees whose total annual compensation does not exceed $300,000, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder), (iv) adopt, enter into, amend, modify or terminate any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit (including in respect of Company Equity Awards) under any Company Plan or awards made thereunder or other Contract with any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, other than as required pursuant to this Agreement, (vi) amend or terminate any, or enter into or adopt any new, Company Plan for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice and as would not have a material cost to the Company or its Subsidiaries, (vii) hire or terminate the employment of any employee whose total annual compensation exceeds $300,000 (other than for “cause”), or (viii) waive or materially amend any restrictive covenant entered into by any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.
(e)         except in the ordinary course of business consistent with past practice, sell, lease, encumber or otherwise surrender, relinquish, dispose of, transfer, exclusively license, mortgage, pledge or grant any Lien on any material Assets, properties or rights (including the capital stock of its Subsidiaries) except (i) to the extent they are used, retired or replaced in the ordinary course of business or (ii) to the Company or any Subsidiary of the Company;
(f)          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) regular quarterly cash dividends by the Company with customary record and payment dates consistent with past practice at a rate not in excess of $0.07 per share of Company Common Stock and (B) dividends or distributions declared, set aside, paid or made by a direct or indirect Subsidiary of the Company to the Company or a Subsidiary of the Company, (ii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants, or any similar security exercisable for or convertible into, such other security) in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (A) pursuant to an existing restricted stock purchase agreement with current or former employees or (B) as contemplated by the terms of any Company Plan (including the terms governing any Company Equity Award outstanding on the date hereof);
(g)         make, change or revoke any material Tax election, file any material amended Tax Return, settle or compromise any material claim, action, proceeding or assessment for Taxes, change any method of Tax accounting, enter into any closing agreement with respect to Taxes or make or surrender any material claim for a refund of Taxes, except as required by applicable Tax Law;
(h)         take any action or enter into any transaction which, to the Knowledge of the Company prior to taking such action, has, or would reasonably be expected to have, the effect of materially delaying or otherwise materially impeding or preventing the consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents;
(i)          except in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any Company Material Contract or any Company Lease, (ii) enter into any successor agreement to an expiring Company Material Contract or Company Lease that changes the terms of the expiring Company Material Contract or Company Lease or (iii) enter into any new agreement that would have been considered a Company Material Contract or Company Lease if it were entered into at or prior to the date hereof, in each of cases (i), (ii) and (iii) if the effect of such action would be materially adverse to the Company and its Subsidiaries, taken as a whole;
(j)          incur any Indebtedness in excess of $1,000,000 in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for or cancel, the Indebtedness of any Person (other than the Company or any of the Company’s Subsidiaries), or make or authorize any material loan to any Person (in each case other than loans or advances made to the Company or by the Company or any of its Subsidiaries);
(k)         acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all the assets of or all or substantially all the outstanding equity interests in, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization;

(l)          change any significant method of accounting or accounting principles or practices by the Company or any of its Subsidiaries, except for such changes required by U.S. GAAP or, in the case of its applicable Subsidiaries, required by regulatory accounting requirements;
(m)        terminate, cancel, or materially amend or modify any material insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;
(n)         adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(o)         abandon, allow to lapse, encumber, transfer to any third party, exclusively license or grant any right or other licenses to material Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Subsidiaries with respect to material Company Intellectual Property owned by any third party, in each case other than in the ordinary course of business consistent with past practice;
(p)         materially change any of the architecture or infrastructure of the Company’s or any of its Subsidiaries’ network or information technology infrastructure systems or any material component thereof or any other material IT Assets currently used in the Company Business, other than maintenance or upgrades to any product provided by any existing vendor of the Company or such Subsidiary or otherwise in the ordinary course of business consistent with past practice;
(q)         institute, compromise, settle or agree to settle any Claims (a) involving amounts in excess of $750,000 individually or (b) that would impose any material non-monetary obligation on the Company or its Subsidiaries that would continue after the Effective Time; or
(r)          authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
Nothing contained in this Agreement gives, or is intended to give the Acquirer Parties, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement and applicable Law, complete control and supervision over its and its Subsidiaries’ operations.
Section 6.2          Conduct of Business of Parent.  Except as otherwise contemplated by this Agreement and the Merger, prior to the Closing Date, subject to the limitations set forth herein (including Section 7.2), Parent shall not (and shall cause each of its Subsidiaries not to) take any action or enter into any transaction on or before the Outside Date which, to the Knowledge of Parent prior to taking such action, has, or would reasonably be expected to have, the effect of materially delaying, or otherwise materially impeding or preventing, the consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents.

ARTICLE VII

ADDITIONAL AGREEMENTS
Section 7.1          Preparation of the Proxy Statement; Stockholders Meeting.
(a)         As promptly as reasonably practicable, and in any event within twenty-four (24) calendar days following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a preliminary proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) to be sent to holders of shares of Company Common Stock (the “Company Stockholders”) relating to the meeting of Company Stockholders (the “Company Stockholder Meeting”) to be held to consider adoption of this Agreement and approval of the Merger.  The Acquirer Parties shall furnish all information concerning the Acquirer Parties and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence with respect to the Proxy Statement between it and its representatives, on the one hand, and the SEC, on the other hand.  The Company shall use its reasonable best efforts to resolve as promptly as reasonably practicable any comments from the SEC with respect to the Proxy Statement.  Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response), (ii) shall consider in good faith all comments reasonably proposed by Parent, and (iii) shall not file or mail such document or respond to the SEC prior to receiving the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)         If prior to the Effective Time, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by the Acquirer Parties for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and the Company and the Acquirer Parties shall cooperate in the prompt filing by the Company with the SEC of any necessary amendment or supplement to the Proxy Statement and, if required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.
(c)         If prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and the Acquirer Parties shall cooperate in the prompt filing by the Company with the SEC of any necessary amendment or supplement to the Proxy Statement and, if required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.
(d)         The Company shall, as soon as reasonably practicable following the date the Proxy Statement is initially filed with the SEC, duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of seeking the Company Stockholder Approval.  The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company Stockholders and to hold the Company Stockholder Meeting as promptly as reasonably practicable following the date the Proxy Statement is cleared by the SEC and (ii) subject to Section 7.4, solicit the Company Stockholder Approval.  The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval (the “Company Board Recommendation”) and shall include such Company Board Recommendation in the Proxy Statement, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.4.  The Company agrees that its obligations to hold the Company Stockholder Meeting pursuant to this Section 7.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or by the making of any Company Adverse Recommendation Change by the Company Board and nothing contained herein shall be deemed to relieve the Company of such obligation.  Without limiting the foregoing, if the Company Board shall have effected a Company Adverse Recommendation Change, then the Company Board shall submit this Agreement to the Company’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Applicable Law.  The Company shall not adjourn, postpone or recess the Company Stockholder Meeting without the prior written consent of Parent which shall not be unreasonably withheld and shall adjourn, postpone or recess such meeting as directed by Parent in order to obtain a quorum or solicit additional votes (in each case, so long as such meeting is not adjourned, postponed or recessed to a date after the Outside Date). In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Company Takeover Proposal other than the Merger.
(e)         The Company shall provide written notice to Parent of the record date in respect of the Company Stockholder Meeting no fewer than twelve (12) days prior to such date.
Section 7.2          Regulatory Actions; Reasonable Best Efforts.
(a)         Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, including the Merger, and to cooperate with the other in connection with the foregoing, including using its reasonable best efforts, in each case in connection with the consummation of the transactions contemplated by this Agreement, (i) to obtain all expirations of any waiting period, consents, approvals, rulings or authorizations that are required to be obtained under any Applicable Law (including any Required Governmental Approvals), (ii) to obtain any consents required from third parties and to deliver any negative consent letters, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties hereto to consummate the transactions contemplated hereby, including the Merger, (iv) to prepare and file as promptly as practicable (and with respect to filings made pursuant to the HSR Act and filings made with FINRA or the FCA, in no event later than (x) in the case of Form 1017, November 14, 2018, and (y) in the case of all other such filings, twenty-four (24) calendar days after the date of this Agreement) all applications, notices, registrations and filings with any Governmental Authority to the extent necessary in connection with the transactions contemplated hereby, including the Merger, and (v) to respond as promptly as practicable to any requests for additional information or documentary material from a Governmental Authority, if any.  For purposes of this Section 7.2, “reasonable best efforts” shall include taking any and all actions necessary to obtain the expirations of any waiting period, consents, approvals, rulings, or authorizations required under applicable Antitrust Laws to consummate the transactions contemplated by this Agreement, including the Merger, as soon as practicable and in any event prior to the Outside Date, including but not limited to, proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, to (A) sell, license, divest or dispose of or hold separate any entities, assets or businesses of Parent, the Company or any of their respective Subsidiaries or Affiliates, (B) terminate, amend or assign existing relationships or contractual rights or obligations of Parent, the Company or any of their respective Subsidiaries or Affiliates, (C) change or modify any course of conduct regarding future operations of Parent, the Company or any of their respective Subsidiaries or Affiliates (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries), and (D) otherwise take actions that would limit the respective freedom of action of Parent, the Company or any of their respective Subsidiaries or Affiliates (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) with respect to, or their ability to retain, one or more of their respective businesses, assets or rights or interests therein (any of such actions in clauses (A)-(D), a “Divestiture Action”).  Notwithstanding anything in this Agreement to the contrary, (1) Parent shall not be required to take any Divestiture Action(s) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, and (2) neither Parent nor the Company shall be required to take or agree to take any Divestiture Action in connection with obtaining the approval of any Governmental Authority in connection with the transactions contemplated hereby, including the Merger, unless the effectiveness of such action or agreement is conditioned upon the occurrence of the Closing.
(b)         Further, and without limiting the generality of the rest of this Section 7.2, each of the Parties shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other Party may request in connection with the foregoing, (ii) promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated hereby, and (iii) subject to Applicable Laws relating to the exchange of information, promptly provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Authority and any other information supplied by such Party and such Party’s Subsidiaries to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated hereby and as necessary to comply with contractual arrangements.  In furtherance of the foregoing, (A) each party shall notify the other of any filing, communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 7.2, (B) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such proposed filing, communication of inquiry, and (C) no party or its counsel shall independently participate in any material meeting or discussion relating to the Antitrust Laws with any Governmental Authority without giving the other party or its other counsel prior notice, and to the extent permitted by such Governmental Authority, the opportunity to attend and participate thereat; provided, however, that Parent shall have the principal responsibility for devising, leading and implementing the strategy for obtaining any necessary antitrust consents or approvals, including litigation matters with respect to any Antitrust Law.
(c)         At Parent’s request and expense, the Company agrees to take all actions Parent reasonably deems prudent in order to obtain or assist Parent in obtaining any actions, consents, undertakings, approvals or waivers by or from any Person for or in connection with, and to reasonably assist Parent in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.2(c) shall obligate the Company to take any action that is not either (i) conditioned on the consummation of the Merger and the other transactions contemplated by this Agreement or (ii) at the expense of Parent.
(d)         Notwithstanding anything to the contrary set forth in this Agreement, all obligations of Parent or Merger Sub to obtain the Debt Financing shall be governed exclusively by Section 7.11 and not this Section 7.2.
Section 7.3          Access to Information; Confidentiality.
(a)         Upon reasonable notice and subject to Applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Acquirer Parties access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to the Acquirer Parties (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities Laws or federal or state banking, mortgage lending, real estate or consumer finance or protection Laws (other than reports or documents which the Company is not permitted to disclose under Applicable Law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege, violate any contract or agreement or contravene any Law; and in any such event, the parties hereto will use reasonable best efforts to make appropriate substitute disclosure arrangements.

(b)         All information and materials provided pursuant to this Agreement shall be subject to the confidentiality provisions of the Confidentiality Agreement entered into between the Company and Parent, dated as of April 11, 2018 and amended as of September 28, 2018 (the “Confidentiality Agreement”).
(c)         No investigation by any of the Parties or their respective representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.
Section 7.4          No Solicitation by the Company; the Company Board Recommendation.
(a)         Except as otherwise contemplated by this Section 7.4, the Company shall not, and shall use reasonable best efforts to cause its Affiliates or any of its or their respective officers, directors or employees, agents, affiliates and representatives (including any investment bankers, attorneys or accountants retained by it or any of its Affiliates) (collectively, “Representatives”) not to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate (including by way of providing information) any Company Takeover Proposal or any inquiry or proposal that constitutes or may reasonably be expected to result in a Company Takeover Proposal, (ii) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Company Takeover Proposal) with respect to any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to result in a Company Takeover Proposal, (iii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal, (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Company Takeover Proposal (an “Acquisition Agreement”), (v) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) propose or agree to do any of the foregoing.  The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal, or any inquiry or proposal that may reasonably be expected to result in a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.
(b)         Notwithstanding the foregoing, in response to an unsolicited bona fide written Company Takeover Proposal, which was not preceded by, or resulting from, any breach of this Section 7.4, that the Company Board determines in good faith (after consultation with its outside legal and financial advisors) constitutes or is reasonably likely to result in a Superior Company Proposal, the Company may, subject to compliance with Section 7.4(f), prior to (but not after) the adoption of this Agreement by the holders of shares of Company Common Stock in accordance with Section 251 of the DGCL, take any action described in clauses (x) and (y) below, to the extent that the Company Board concludes in good faith (and following consultation with its outside counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to the stockholders of the Company under Applicable Law: (x) furnish information with respect to the Company and any of its Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives and any financing sources) pursuant to an Acceptable Confidentiality Agreement, so long as any material non-public information provided under this clause has previously been provided to the Acquirer Parties or is provided to the Acquirer Parties substantially concurrently with the time it is provided to such Person, and (y) participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with the Person making such Company Takeover Proposal (and such Person’s Representatives and any financing sources); provided, that the Company shall within 24 hours provide Parent with any information with respect to the Company and any of its Subsidiaries provided to such Person which was not previously provided to Parent (or its Representatives).  The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend, modify or fail to enforce any existing standstill or confidentiality obligations owed by any Person to the Company or any of its Subsidiaries, in each case except to the extent necessary to permit the Company to take an action it is otherwise permitted to take under this Section 7.4(b) in full compliance with such provision; provided, that the Company (on behalf of itself and any of its Subsidiaries) hereby waives any such standstill obligation to the extent necessary to permit a Person otherwise covered by such standstill to submit a confidential unsolicited bona fide written Company Takeover Proposal to the Company Board.  For purposes of clarification, the taking of any of the actions contemplated by clause (x) or (y) of this Section 7.4(b) shall not be deemed to be a Company Adverse Recommendation Change.
(c)         Except as set forth in Section 7.4(d), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Parent), or propose to withdraw (or modify in any manner adverse to Parent), the Company Board Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal, (C) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company or any of its Subsidiaries to execute or enter into, any Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (D) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (E) subject to Section 7.4(g), fail to recommend against any Company Takeover Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Company Takeover Proposal, (F) fail to include the Company Board Recommendation in the Proxy Statement or re-affirm such Company Board Recommendation at the request of Parent within ten (10) Business Days or (vii) resolve or agree to do any of the foregoing (each being referred to as a “Company Adverse Recommendation Change”).
(d)         Notwithstanding the foregoing provisions, the Company Board may, prior to (but not after) the adoption of this Agreement by the holders of shares of Company Common Stock in accordance with Section 251 of the DGCL, make a Company Adverse Recommendation Change if (x) in response to an unsolicited bona fide written Company Takeover Proposal, the Company Board determines (after consultation with its outside legal and financial advisors) that such unsolicited bona fide written Company Takeover Proposal constitutes a Superior Company Proposal and following consultation with outside legal counsel, that failure to make a Company Adverse Recommendation Change is reasonably likely to violate its fiduciary duties to the stockholders of the Company under Applicable Law, or (y) other than in connection with a Company Takeover Proposal, an event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that is unknown to the Company Board as of the date of this Agreement and becomes known to the Company Board (an “Intervening Event”) prior to the adoption of this Agreement by the holders of shares of Company Common Stock in accordance with Section 251 of the DGCL and the Company Board has concluded in good faith, following consultation with its outside legal counsel, that failure to make a Company Adverse Recommendation Change is reasonably likely to violate its fiduciary duties to the stockholders of the Company under Applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change until after the fifth (5th) Business Day (the “Recommendation Change Notice Period”) following Parent’s receipt of written notice (a “Company Notice of Recommendation Change”) from the Company advising Parent that the Company Board intends to take such action, including the details of the Intervening Event or, in the case of a Superior Company Proposal, the terms and conditions of any Superior Company Proposal that is the basis of the proposed action by the Company Board and the identity of the party making such Superior Company Proposal, and, if applicable, shall have contemporaneously provided a copy of all of the relevant proposed transaction agreements and any other documents provided by, or correspondence with, the party making such Superior Company Proposal, including the then-current form of the definitive agreements with respect to such Superior Company Proposal (it being understood and agreed that any amendment to any material term of such Superior Company Proposal or change to the material facts and circumstances relating to such Intervening Event shall require a new Company Notice of Recommendation Change and trigger a new Recommendation Change Notice Period).  The Company Board may not make a Company Adverse Recommendation Change in respect of a Superior Company Proposal if any such Superior Company Proposal resulted from a breach by the Company of this Section 7.4.
(e)         Notwithstanding the foregoing, in determining whether to make a Company Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement committed to in writing by Parent in response to a Company Notice of Recommendation Change or otherwise; provided, that the Company shall, and shall use its reasonable best efforts to cause its financial and legal advisors to, during the Recommendation Change Notice Period and prior to any Company Adverse Recommendation Change, negotiate with Parent in good faith (to the extent Parent also seeks to negotiate) to make such adjustments in the terms and conditions of this Agreement so that (i) in the event of a Company Notice of Recommendation Change in respect of a Superior Company Proposal, this Agreement results in a transaction that is no less favorable to the stockholders of the Company than any Company Takeover Proposal that would be deemed to constitute a Superior Company Proposal in the absence of such adjustments or (ii) in the event of a Company Notice of Recommendation change in respect of an Intervening Event, the Company Board would no longer be required to make a Company Adverse Recommendation Change in order not to be reasonably likely to violate its fiduciary duties to the stockholders of the Company under Applicable Law, and, in the event Parent agrees to make such adjustments to this Agreement in either case of clause (i) or (ii) above, as applicable, no Company Adverse Recommendation Change shall be made.

(f)          In addition to the foregoing obligations of the Company set forth in this Section 7.4, the Company shall within 24 hours of the receipt thereof, advise Parent orally of any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal.  The Company shall (x) keep Parent informed in all material respects and on a reasonably current basis (and in no event later than 24 hours from the occurrence or existence of any material event, fact or circumstance) of the status and details (including any material change to the terms thereof) of any Company Takeover Proposal, and (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between the Company or any of its Subsidiaries and any Person that describes any of the terms or conditions of any Takeover Proposal.
(g)         Nothing contained in this Agreement shall prohibit the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under Applicable Law or such disclosure is otherwise required under Applicable Law; provided, that any such statement that would be a Company Adverse Recommendation Change shall be in accordance with Section 7.4(d) and Section 7.4(e).
(h)         For purposes of this Agreement:
“Company Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries representing 15% or more of the assets or equity interests, as applicable, of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition of more than 15% of the outstanding shares of Company Common Stock or voting power of the Company, (iii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in the Company or any of its Subsidiaries or otherwise) of any business or assets of the Company or any of its Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, (v) any tender offer or exchange offer as a result of which any Person or group shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the voting power of the Company or (vi) any combination of the foregoing (in each case, other than the Merger).
“Superior Company Proposal” means any bona fide written Company Takeover Proposal made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the voting power of the Company or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, on terms which the Company Board determines in good faith (after consultation with its legal and financial advisors) (i) to be superior to the holders of Company Common Stock from a financial point of view than (x) the Merger (including the Merger Consideration), taking into account all the terms and conditions of such proposal and the Person making the proposal (including all financial, regulatory, legal conditions to consummation and other aspects of such proposal), and (y) this Agreement (including any changes proposed by Parent to the terms of this Agreement), and (ii) is reasonably capable of being consummated on the terms proposed and (iii) for which financing, if a cash transaction (whether in whole or in part), is not a condition to closing.
Section 7.5          Public Announcements.  Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  Parent and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties.
Section 7.6          Notification of Certain Matters.  Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) a material failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations and warranties of any of the Parties or the conditions to the performance by the Parties hereunder; provided, further, that the failure to comply with this covenant shall not be deemed to constitute a violation of this Section 7.6 or the failure of any condition set forth in Article VIII to be satisfied, or, without limiting any remedies with respect to any breach identified in such notice, otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying inaccuracy or material failure would independently result in a failure of the conditions set forth in Article VIII to be satisfied.
Section 7.7          Indemnification; Directors’ and Officers’ Insurance.
(a)         Each of the Surviving Corporation and Parent agrees that all rights, existing as of the date hereof, to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) or in any indemnification, employment or other similar agreements of the Company or any of its Subsidiaries set forth in Schedule 7.7 of the Company Disclosure Letter, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms.  From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company of any of its Subsidiaries as a director or officer of another Person (all of the foregoing, collectively, the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (“Losses”), incurred or arising in connection with any claim, action, investigation, suit or proceeding, whether civil, criminal, regulatory, administrative or investigative (including with respect to matters existing or occurring or alleged to have existed or occurred at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person or any act or omission by such Company Indemnified Party while serving in such capacity, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Applicable Law.  In the event of any such claim, action, investigation, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, investigation, suit or proceeding from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Company Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (y) the Surviving Corporation shall cooperate in the defense of any such matter.  Any Company Indemnified Party wishing to claim indemnification under this Section 7.7, upon learning of any threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation thereof in writing; provided, that the failure promptly to so notify in writing shall not affect the obligations of the Surviving Corporation except to the extent, if any, that it is materially prejudiced by such failure or delay.
(b)         In the event that Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.7.
(c)         For a period of six years from and after the Effective Time, the Surviving Corporation shall (i) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or (ii) provide substitute polices for the Company and its current and former directors and officers (and any individual who becomes an officer or director prior to the

Effective Time) who are currently (or prior to the Effective Time become) covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the amount of existing coverage and have other terms and from carriers not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 250% of the annual premium payable by the Company for such insurance for the twelve-month period ending June 30, 2019 (such 250% amount, the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 7.7 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period.  In lieu of such insurance, prior to the Closing Date, the Company may in consultation with Parent, and shall if Parent so directs, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers (and any individual who becomes an officer or director prior to the Effective Time) who are currently (or prior to the Effective Time become) covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed, on an annual basis, the Maximum Amount.  In the event the Company purchases such tail coverage, the Surviving Corporation shall cease to have any obligations under the first sentence of this Section 7.7(c).
(d)         The provisions of this Section 7.7, (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
Section 7.8          Takeover Laws.  The Parties hereto and their respective boards of directors or other governing bodies shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, including the transactions contemplated by the Transaction Documents, and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, including the transactions contemplated by the Transaction Documents, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement, including the transactions contemplated by the Transaction Documents, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement, including the transactions contemplated by the Transaction Documents.
Section 7.9          Exemption from Liability Under Section 16(b).  Prior to the Effective Time, the Company shall take all such steps as may be necessary or appropriate to cause any disposition or acquisition by the Company’s directors and officers of shares of Company Capital Stock or conversion of any derivative securities in respect of such shares of

Company Capital Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the applicable SEC No-Action Letter dated January 12, 1999.
Section 7.10        Litigation.  The Company and Parent shall each give the other Party the opportunity to participate at its own expense, to the extent practicable and subject to Applicable Laws relating to the exchange of information and in a manner that does not result in any waiver or loss of attorney-client privilege, in the defense or settlement of any litigation relating to the transactions contemplated by this Agreement and the Transaction Documents, including any stockholder litigation against the Company and/or its directors or any litigation by or against any lender under the Company Credit Agreement, and no such settlement shall be agreed to without Parent’s prior written consent in its sole discretion.
Section 7.11        Financing.
(a)         Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, on or prior to the Closing Date, the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth therein (subject to any “flex” provisions applicable thereto), including by (i) maintaining in effect the Debt Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) and (iii) satisfying on a timely basis, or obtaining waivers of, the conditions in the Debt Commitment Letter and the Definitive Agreements. Parent shall comply with its obligations under the Debt Commitment Letter and Definitive Agreements in a timely and diligent manner. Parent shall keep the Company reasonably informed of material developments in respect of Parent’s efforts to arrange the Debt Financing. Prior to the Closing, without the prior written consent of the Company, Parent shall not (A) agree to, or permit, any amendment, modification or supplement of, or waiver under, the Debt Commitment Letter or any Definitive Agreement to the extent such amendment, modification, supplement or waiver would (i) reduce the aggregate amount to be funded under the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fees unless the aggregate amount to be funded under the Debt Financing is increased by an equivalent amount) unless Parent has sufficient cash on hand available), (ii) adds new (or adversely modifies any existing) any conditions to the consummation of all or any portion of the Debt Financing, (iii) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof; or (iv) could otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or (B) terminate any Debt Commitment Letter or any Definitive Agreement.  Parent shall promptly deliver to the Company copies of any such amendment, modification or waiver of any Debt Commitment Letter. Notwithstanding the foregoing, (x) Parent may amend the Debt Commitment Letter solely to add investors, lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment

Letter as of the date hereof and, in connection therewith, amend the allocation of economics with respect to the existing and additional investors, lenders, lead arrangers, bookrunners, syndication agents or similar entities, if the addition of such additional parties and amendment of additional terms do not impact the aggregate amount of the Debt Financing to be funded at the Closing and (y) in the event that Parent is required pursuant to this Section 7.11 to provide any information that is subject to attorney-client or similar privilege, Parent may withhold disclosure of such information so long as Parent gives notice to the Company of the fact that it is withholding such information and thereafter Parent shall use its reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection.
(b)         In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions applicable thereto) contemplated in the Debt Commitment Letter and such portion is necessary to fund the transactions contemplated by this Agreement, Parent shall promptly notify the Company and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative debt financing from alternative sources for such portion in an amount equal to the amount of the Debt Financing.  If obtained, Parent shall promptly deliver to the Company true and complete copies of a new debt financing commitment pursuant to which any such alternative source shall have committed to provide Parent with any portion of the Debt Financing.  References in this Agreement to (i) the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as amended, modified or replaced, (ii) the “Debt Commitment Letter” shall include such documents as amended, modified or replaced and (iii) “Debt Financing Sources” shall include the providers of debt financing under such documents as amended, modified or replaced (in the case of each of clauses (i), (ii) and (iii), including replacement with alternative financing and alternative debt financing commitments pursuant to this Section 7.11 from and after such amendment, modification or replacement); provided, that fee letters or side letters which do not contain “flex” or other provisions which affect the terms or amount, availability or conditions of the Debt Financing shall not be required to be provided.
(c)         The Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and its and their Representatives to provide, such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective Debt Financing Sources and prospective lenders and buyers of the Debt Financing (including direct contact between senior management and representatives of the Company and its Subsidiaries, on the one hand, and the Debt Financing Sources and potential lenders for the Debt Financing, on the other hand) and ratings agencies (in each case at mutually agreed times and places), and reasonably cooperating with the marketing efforts of Parent and its Debt Financing Sources, in each case in connection with the Debt Financing, (ii) as promptly as reasonably practicable, furnishing Parent and its Debt Financing Sources and their respective Representatives with the Required Information, (iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including public side versions thereof), prospectuses and similar documents required in connection with the Debt Financing (the “Offering Documents”), (iv) providing customary authorization letters to the Debt Financing Sources (including with respect to the absence of material non-public information concerning the Company and its Subsidiaries in the public side version of documents delivered to prospective lenders) and, to the extent necessary and using reasonable best efforts to obtain consents of accountants of the Company and its Subsidiaries for use of their audit reports with respect to the Required Information in any materials relating to the Debt Financing (v) using reasonable best efforts to provide Parent such information regarding the Company and its Subsidiaries as is necessary in order for Parent to prepare pro forma financial information to the extent required for the Debt Financing (or reasonably requested by the Debt Financing Sources) to be included in the Offering Documents (provided that, the Company will have no obligation to prepare pro forma financial information or post-closing financial information), (vi) assisting in the preparation of and facilitating the execution and delivery of one or more pledge and security documents, mortgages, guarantees and other definitive collateral documents or other certificates or documents as may reasonably be requested by Parent so long as such documents do not become effective against the Company and its Subsidiaries prior to the Closing and (vii) providing all documentation and other information relating to the Company and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act to the extent reasonably requested in writing by Parent at least seven (7) Business Days prior to the anticipated Closing Date.  In addition, if requested by Parent in writing and subject to the immediately following sentence, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and to take all other reasonable actions to facilitate (i) the repayment (using funds provided by Parent in accordance with the following sentence) in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) of all amounts and other obligations then outstanding under  and (ii) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date of (such repayment and termination, the “Company Credit Agreement Termination”) of the Company Credit Agreement, including obtaining a payoff letter in customary form as well as related customary lien release documentation from the agent under the Company Credit Agreement.  Parent shall provide all funds required to effect the Company Credit Agreement Termination.  The foregoing notwithstanding, neither the Company nor any of its Subsidiaries nor any of their Representatives shall be required to take or permit the taking of any action pursuant to this Section 7.11(c) that: (i) would require  the Company, its Subsidiaries or any Persons who are officers or directors of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or have any obligation of the Company or any of its Subsidiaries  under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer, employee, stockholder or Representative of the Company or any of its Subsidiaries to incur any personal liability, (v) conflict with the organizational documents of the Company or its Subsidiaries or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of its Subsidiaries is a party, (vii) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or (viii) provide or prepare any financial statements or any other information that are not readily available to the Company and prepared in the ordinary course of the Company’s financial reporting practice The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in a customary manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Nothing contained in this Section 7.11(c) or otherwise shall require the Company or any of the its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing.  If the Closing does not occur for any reason other than the failure to satisfy any condition in Section 8.1(a) or Section 8.3, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 7.11(c) and any information used in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically in connection with its obligations pursuant to this Section 7.11(c)).
(d)         The Company and its Subsidiaries shall use their reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information.”
(e)         All non-public or otherwise confidential information regarding the Company obtained by the Acquirer Parties or their Representatives pursuant to Section 7.11(c) shall be kept confidential in accordance with the Confidentiality Agreement; provided, that notwithstanding the terms of the Confidentiality Agreement, upon notice to the Company, Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders during syndication of the Debt Financing subject to customary confidentiality arrangements with such Persons regarding such information.
Section 7.12        Risk Controls.  Following the expiration of the waiting period and any extension thereof applicable to the transactions contemplated by this Agreement under the HSR Act, the Company and its Representatives shall assist and cooperate with Parent in integration planning, including with respect to implementing risk controls across the businesses of the Company and Parent to be combined following the Merger.
Section 7.13        Post-Closing Reorganization.  The Company agrees that, upon the reasonable request of Parent, the Company shall assist Parent with Parent’s preparations for the reorganization of Parent’s and the Surviving Corporation’s corporate structure, capital structure, business, operations or assets or any other corporate transaction in connection with a reorganization contemplated by the Parent to occur following the Closing as set forth in Annex A.

Section 7.14        Company ESPP.  As soon as practicable following the execution and delivery of this Agreement, the Company shall take such actions as are necessary to suspend the Company ESPP and all amounts then credited to the accounts of participants in the Company ESPP which have not been used to purchase Company Common Stock prior to the date of this Agreement shall be returned to such participants (without interest thereon, except as otherwise required by applicable Law) as soon as practicable and in accordance with Section 9(e) of the Company ESPP and, prior to the Closing, the Company shall take such actions as are necessary to terminate the Company ESPP effective as of no later than immediately prior to the Closing.
Section 7.15        Employee Matters.
(a)         Parent shall or shall cause the Surviving Corporation to provide employees of the Company and its Subsidiaries (“Company Employees”) whose employment terminates during the one (1)-year period following the Effective Time with severance benefits at the levels and pursuant to the terms of the severance plan or policy set forth or described on Schedule 7.15 of the Company Disclosure Letter, and during such one (1)-year period following the Effective Time, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Effective Time in compensation paid to Company Employees or adverse change in title or position.  Parent shall or shall cause the Surviving Corporation to provide to each Company Employee (i) during the one (1)-year period following the Effective Time, base salary or base wages that are no less favorable than those provided by the Company and its Subsidiaries to such Company Employee immediately prior to the Effective Time, (ii) with respect to the calendar year in which the Closing Date occurs, annual incentive opportunities, in each case, that are no less favorable than those provided by the Company and its Subsidiaries to such Company Employee immediately prior to the Effective Time, and payable on substantially similar terms as such annual incentive compensation was paid immediately prior to the Effective Time (provided that, for the avoidance of doubt, Parent or the Surviving Corporation shall be permitted to modify the respective proportions of such annual incentive compensation payable in cash and equity), and (iii) during the calendar year in which the Closing Date occurs, other compensation and employee benefits in the aggregate that are no less favorable than those provided by the Company and its Subsidiaries to such Company Employee immediately prior to the Effective Time.
(b)         Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health or welfare plans of Parent to be waived with respect to the Company Employees and their eligible dependents, (ii) give each Company Employee and his or her eligible dependents credit for the plan year in which the Effective Time occurs (or, if later, the plan year in which the Company Employee commences participation in such Plan) towards applicable deductibles, co-payments and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or, if later, the time the Company Employee commences participation in such Plan) for which payment has been made and (iii) give each Company Employee service credit for such Company Employee’s employment with the Company and its Subsidiaries for all purposes under each Plan of Parent and its Subsidiaries, to the same extent as if such service had been performed with Parent and its Subsidiaries, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits for the same period of service.
(c)         Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Plan or the establishment of any Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Company Employee, or (iv) create any third-party beneficiary rights in any Company Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

ARTICLE VIII

CONDITIONS TO THE MERGER
Section 8.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of Parent and the Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by Applicable Law, waiver by Parent and the Company of each of the following:
(a)         Company Stockholder Approval.  The Company shall have duly obtained the Company Stockholder Approval.
(b)        Required Governmental Approvals.  All of the Required Governmental Approvals shall have been obtained and shall remain in full force and effect.  The waiting period and any extension thereof applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.
(c)         No Injunctions or Restraints; Illegality.  No order, injunction, ruling, decree or judgment issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) restraining, enjoining or otherwise preventing the consummation of the Merger shall be in effect.  No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger.
Section 8.2          Conditions to the Company’s Obligation to Effect the Merger.  The obligation of the Company to consummate the Merger is subject to the fulfillment or, to the extent permitted by Applicable Law, waiver by the Company of each of the following:

(a)         Representations and Warranties.  The representations and warranties of the Acquirer Parties set forth in this Agreement shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute an Acquirer Material Adverse Effect, in each case made as if none of such representations or warranties contained any qualification or limitation as to materiality or Acquirer Material Adverse Effect, and in each case, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).
(b)         Covenants and Agreements.  The covenants and agreements of each of Parent and Merger Sub to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
(c)         Officer’s Certificate.  The Company shall have received a certificate from Parent, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 8.2(a) and Section 8.2(b), have been satisfied.
Section 8.3          Conditions to the Acquirer Parties’ Obligation to Effect the Merger.  The obligation of the Acquirer Parties to consummate the Merger is subject to the fulfillment or, to the extent permitted by Applicable Law, waiver by Parent of each of the following:
(a)         Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in this Agreement other than those addressed in clause (ii) below (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute a Company Material Adverse Effect, and (ii) notwithstanding anything to the contrary set forth in clause (i) of this Section 8.3(a), (w) the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), the first sentence of Section 4.2 (Authorization; No Contravention), and Section 4.4 (Binding Effect) shall be true and correct in all material respects, (x) the representations and warranties of the Company set forth in Sections 4.7(a) (other than the third sentence thereof) and 4.7(b)(first sentence only) (Capitalization) shall be true and correct in all respects (except for any de minimis inaccuracy), (y) the representations and warranties of the Company set forth in Section 4.10(a) (No Material Adverse Change) shall be true and correct in all respects, and (z) the representations and warranties of the Company set forth in Section 4.23 (Broker’s, Finder’s or Similar Fees) and Section 4.25 (Required Stockholder Vote) shall be true and correct in all material respects, in each case of clauses (w) (other than with respect to the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power)), (x) and (z) made as if none of such representations or warranties contained any qualification or limitation as to materiality or Company Material Adverse Effect, and in each case of clauses (i) and (ii), as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b)         Covenants and Agreements.  The covenants and agreements of the Company to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
(c)         Officer’s Certificate.  Parent shall have received a certificate from the Company, dated as of the Closing Date and signed on behalf of the Company by an executive officer of the Company, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.
Section 8.4          Frustration of Closing Conditions.  Neither the Company, on the one hand, nor the Acquirer Parties, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such Party’s breach of any provision of this Agreement, failure to perform any of its obligations under this Agreement or failure to consummate the Merger, as required by and subject to the terms of this Agreement, including Section 7.2, has been the primary cause of or resulted in the failure of such condition to be satisfied.
ARTICLE IX

TERMINATION
Section 9.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after receipt of the Company Stockholder Approval as follows:
(a)         by mutual written consent of Parent and the Company;
(b)         by either Parent or the Company, if:
  (i)            the Closing shall not have occurred on or before July 6, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party to this Agreement whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the primary cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date;
  (ii)           if any Injunction permanently restrains, enjoins or prohibits or makes illegal the consummation the Merger, and such Injunction becomes effective (and final and nonappealable) or any Law becomes enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger; provided, that the terminating party shall have complied in all material respects with its obligations under this Agreement, including Section 7.2.
  (iii)          if the Company Stockholder Approval is not obtained at the Company Stockholder Meeting duly convened (unless such Company Stockholders Meeting has been postponed or adjourned pursuant to and subject to the limitations set forth in Section 7.1(d), in which case at the final postponement or adjournment thereof);

(c)         by the Company, (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (y) by its nature is not curable or has not been cured within the earlier of (A) thirty (30) days of written notice to Parent or Merger Sub, as applicable, of such breach and (B) the Outside Date and (ii) the Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b).
(d)         by Parent, (i) if there has been a material breach of any representation, warranty, covenant or agreement (including Section 10.11 hereof) on the part of the Company contained in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (y) by its nature is not curable or has not been cured within the earlier of (A) thirty (30) days of written notice to the Company of such breach and (B) the Outside Date and (ii) Parent is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);
(e)         prior to obtaining the Company Stockholder Approval, by Parent, if the Company Board shall have failed to recommend to its stockholders that they give the Company Stockholder Approval in accordance with Section 7.1 or shall have effected a Company Adverse Recommendation Change; or
(f)          prior to obtaining the Company Stockholder Approval, by Parent, if the Company shall have materially breached the terms of Section 7.4 in any respect adverse to Parent or the Company shall have materially breached its obligations under Section 7.1(d) by failing to call, give notice of, convene and hold the Company Stockholder Meeting in accordance with Section 7.1(d).
Section 9.2          Notice of Termination.  In the event of termination of this Agreement by either or both of Parent and the Company pursuant to Section 9.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.
Section 9.3          Effect of Termination.
(a)         In the event of termination of this Agreement by either or both of Parent and the Company pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, there shall be no liability or obligation arising under this Agreement on the part of the Acquirer Parties, the Company or any of their respective direct or indirect, former, future, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, agents, other Representatives or assignees, in each case except as set forth in Section 9.3(b), and the transactions contemplated by this Agreement shall be abandoned without further action by the parties to this Agreement, other than Section 7.3(b) (Confidentiality), this Section 9.3 and Article X, which provisions shall survive any termination of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, neither the Acquirer Parties nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or material and Willful Breach of any provision of this Agreement.
(b)         The Company shall pay to Parent (x) in the cases of clauses (i) or (ii) below, an amount equal to $33,760,000 (the “Company Termination Fee”), and (y) in the case of clause (iii) below, an amount equal to that required to reimburse Parent and its Affiliates for all of their reasonable documented Expenses up to a maximum of $15,000,000 (the “Acquirer Expenses”), if:
  (i)            Parent terminates this Agreement pursuant to Section 9.1(e) or Section 9.1(f);
  (ii)           (A) prior to the Company Stockholder Meeting, a Company Takeover Proposal shall have been publicly made to the Company or otherwise communicated or made known to the Company’s senior management or the Company Board and not withdrawn (and withdrawn publicly if made publicly), (B) this Agreement is terminated pursuant to (I) Section 9.1(b)(iii), (II) Section 9.1(d) or (III) Section 9.1(b)(i) and at the time of termination pursuant to Section 9.1(d) or 9.1(b)(i) the Company Stockholder Approval has not been obtained, and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate a Company Takeover Proposal or a Company Takeover Proposal is consummated; provided, however, that for purposes of this Section 9.3(b)(ii) only, each reference to “15%” in the definition of Company Takeover Proposal shall be deemed to be a reference to “50%”, and provided, further, that in the case of (B)(I), in the event that the Company reimburses Parent and its Affiliates for any Acquirer Expenses pursuant to Section 9.3(b)(y), the Company shall pay to Parent only an amount equal to the difference between the Company Termination Fee and any Acquirer Expenses paid by the Company to Parent; or
  (iii)          this Agreement is terminated pursuant to Section 9.1(b)(iii), except to the extent Parent would have been permitted to terminate this Agreement pursuant to a provision that would give rise to a Company Termination Fee in accordance with Section 9.3(b)(i) or Section 9.3(b)(ii), in which case this Agreement shall be deemed terminated pursuant to such provision.
Any Company Termination Fee or other amounts due under this Section 9.3(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.  In no event shall the Company be obligated to pay more than one Company Termination Fee.
The Company acknowledges and agrees that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, that, without these agreements, Parent would not enter into this Agreement, and that, any amount payable pursuant to this Section 9.3(b) does not constitute a penalty.  Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 9.3(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding.
ARTICLE X

MISCELLANEOUS
Section 10.1        Nonsurvival of Representations and Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
Section 10.2        Amendment and Waiver.
(a)         This Agreement may not be modified or amended and no waiver, consent or approval by or on behalf of the Company, Parent or Merger Sub may be granted except by an instrument or instruments in writing signed by, in the case of any modification or amendment, each Party to this Agreement or, in the case of any waiver, consent or approval, such Party, except that following satisfaction of the condition set forth in Section 8.1(a), there shall be no amendment or change to the provisions hereof which by Applicable Law or in accordance with the rules of the NYSE or this Agreement requires further approval by such stockholders without such further approval, nor shall there be any amendment or change not permitted under Applicable Law.  No failure or delay on the part of Parent, Merger Sub or the Company in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
(b)         Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by Parent, Merger Sub or the Company from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by, in the case of any modification or amendment, each Party to this Agreement or, in the case of any waiver, consent or approval, such Party and (ii) only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on Parent, Merger Sub or the Company in any case shall entitle Parent, Merger Sub or the Company, respectively, to any other or further notice or demand in similar or other circumstances.
(c)         Waiver by any Party of any default by any other Party of any provision hereof or of any Transaction Documents shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such other Party.
Section 10.3        Notices.  All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing (a) when delivered by hand, courier or overnight delivery service, (b) three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (c) when sent by e-mail or facsimile (provided that the transmission of the e-mail or facsimile is promptly confirmed) and shall be directed to the address, e-mail address or facsimile number set forth below (or at such other address, e-mail address or facsimile number as such Party shall designate by like notice):
if to Parent or Merger Sub:

Virtu Financial, Inc.
300 Vesey Street
New York, NY 10282
Attention: E-mail:	Joseph Molluso Justin Waldie jmolluso@virtu.com jwaldie@virtu.com with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Fax No: E-mail:	Joseph Molluso Justin Waldie (212) 757-3990 eching@paulweiss.com jmarell@paulweiss.com if to the Company:

Investment Technology Group, Inc.
One Liberty Plaza, 165 Broadway
New York, New York 10006
Attention: E-mail:	Angélique DeSanto angelique.desanto@itg.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Fax No.: E-mail:	Nicholas G. Demmo (212) 403-2000 NGDemmo@wlrk.com

Section 10.4        Successors and Assigns; Third‑Party Beneficiaries.

(a)         This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any rights, interests and obligations hereunder shall be assigned by any Party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other Parties and any attempt to make any such assignment without such consent shall be null and void.
(b)         Except (i) as provided in Section 7.7, (ii) for the provisions of Article III (which, from and after the Effective Time, shall be for the benefit of holders of Company Common Stock and holders of Company Equity Awards as of the Effective Time) and (iii) for the provisions of the last sentence of Section 7.11(c) which shall be for the benefit of the Company, its Subsidiaries and their respective Representatives, the Acquirer Parties and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except that the Non-Recourse Parties are made third party beneficiaries of Section 10.7 and Section 10.11.
Section 10.5        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or portable document format (PDF) signatures shall be treated as original signatures for all purposes hereunder.
Section 10.6        Specific Performance.
(a)         The Parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 9.1, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.7 below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 10.7        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)         This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the conflicts‑of‑law principles of such State.
(b)         Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, whether in law or in equity, whether in contract or in tort or otherwise (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its subsidiaries except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by Applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, whether in law or in equity, whether in contract or in tort or otherwise, in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATING TO ANY DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR ANY FINANCING CONTEMPLATED THEREBY.
Section 10.8        Severability.  If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.  The Parties intend that the remedies and limitations thereon contained in this Agreement (including in Section 10.11) be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Party’s liability or obligations hereunder.
Section 10.9        Entire Agreement.  This Agreement, together with the exhibits and schedules hereto and the Transaction Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the exhibits and schedules hereto, and the Transaction Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the Parties.
Section 10.10      Expenses.  Except as expressly provided otherwise in this Agreement, including in Section 7.2, Section 7.11(c) or Section 9.3 hereof, all costs and expenses incurred by any Party to this Agreement or on its behalf in connection with this Agreement, the Merger and the other transactions contemplated hereby (“Expenses”) shall be paid by the Party incurring such expense whether or not the Merger is consummated, except that Expenses incurred in connection with printing and mailing of the Proxy Statement and in connection with notices or other filings with any Governmental Authorities under any Laws shall be shared equally by Parent and the Company.
Section 10.11      Non-Recourse.  This Agreement may only be enforced against, and all claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of) the entities that are expressly identified as Parties to this Agreement in the Preamble to this Agreement.  No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor to, any Party to this Agreement or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor to any of the foregoing (each, a “Non-Recourse Party”) shall have any liabilities or obligations (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach.  In no event shall any Party or any of their respective Affiliates, and each Party agrees not to and to cause their Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. This Section 10.11 shall not restrict actions by the Company against the Acquirer Parties to specifically enforce the obligations of the Acquirer Parties in this Agreement, including Section 7.11.

Section 10.12      Representations and Warranties.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.13      Debt Financing Parties.  Notwithstanding anything in this Agreement to the contrary, the Company and Parent, on behalf of themselves, their respective Subsidiaries and each of their respective controlled Affiliates hereby: (a) agrees that any suit, action, claim, complaint, formal investigation or other proceeding (a “Proceeding”), whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, its Subsidiaries or its controlled Affiliates in any such Proceeding or proceeding shall be effective if notice is given in accordance with Section 10.3, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Debt Financing Parties will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives (in each case, other than Parent, Holdco or their respective Subsidiaries (including the Surviving Corporation following consummation of the Merger)) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.13, and that such provisions and the definition of “Debt Financing Parties” shall not be amended in any way adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Sources).
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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement and Plan of Merger on the date first written above.

VIRTU FINANCIAL, INC.

By:	/s/ Douglas A. Cifu
	Name:	Douglas A. Cifu
	Title:	Chief Executive Officer

IMPALA MERGER SUB, INC.

By:	/s/ Douglas A. Cifu
	Name:	Douglas A. Cifu
	Title:	President

INVESTMENT TECHNOLOGY GROUP, INC.

By:	/s/ Fancis J. Troise
	Name:	Francis J. Troise
	Title:	Chief Executive Officer and President

Annex A

Parent anticipates undertaking the following reorganization immediately following the Closing on the Closing Date:

1. Each wholly-owned subsidiary of the Company that is a Delaware corporation shall be converted to a Delaware limited liability company and shall be treated as a disregarded entity for U.S. federal, and state and local to the extent applicable, income tax purposes; and

2. The Company shall be converted to a Delaware limited liability company and shall be treated as a disregarded entity for U.S. federal, and state and local to the extent applicable, income tax purposes.